Exhibit 2.1

DISTRIBUTION AGREEMENT

between

L-3 COMMUNICATIONS HOLDINGS, INC.

and

ENGILITY HOLDINGS, INC.

Dated as of July 16, 2012

DISTRIBUTION AGREEMENT

i

		Page

Section 13.12	Specific Performance	42
Section 13.13	Limitations of Liability	42
Section 13.14	Force Majeure	42
Section 13.15	Construction	43

Exhibits:

Exhibit A	Employee Matters Agreement
Exhibit B	Tax Matters Agreement
Exhibit C	Transition Services Agreement
Exhibit D	Master Supply Agreements

Schedules:

Schedule 1.01(a)	Capital Stock/Equity Interest L-3 Assets
Schedule 1.01(b)	Spinco Contracts
Schedule 1.01(c)	Spinco Copyrights
Schedule 1.01(d)	Spinco Group
Schedule 1.01(e)	Spinco Liabilities
Schedule 1.01(f)	Spinco Liabilities Related to Indebtedness
Schedule 1.01(g)	Spinco Patents
Schedule 1.01(h)	Spinco Trademarks
Schedule 2.01	Reorganization
Schedule 4.01(a)	Bank Accounts
Schedule 4.02(a)	Guaranteed Spinco Liabilities
Schedule 4.02(b)	Guaranteed L-3 Liabilities
Schedule 4.03(e)	Spinco Insurance
Schedule 5.01(a)	Spinco Actions
Schedule 5.01(b)	L-3 Actions
Schedule 5.01(e)	Joint Actions
Schedule 9.01(a)	Intercompany Accounts
Schedule 13.01(a)	Pre-Distribution Date Expenses to be Paid by Spinco
Schedule 13.01(b)	Pre-Distribution Date Expenses to be Paid by L-3

DISTRIBUTION AGREEMENT

DISTRIBUTION AGREEMENT (this “Agreement”), dated as of July 16, 2012, between L-3 Communications Holdings, Inc., a Delaware corporation (“L-3”), and Engility Holdings, Inc., a Delaware corporation (“Spinco” and, together with L-3, the “Parties”, and each individually, a “Party”).

RECITALS

WHEREAS, Spinco is an indirect wholly owned subsidiary of L-3 which, after giving effect to the transactions contemplated by Section 2.01, will hold title to the stock of certain L-3 subsidiaries, the assets and liabilities of which consist principally of two business segments: the Professional Support Services segment, providing Systems Engineering and Technical Assistance (SETA) services, program management support and software engineering lifecycle sustainment and support services, and the Mission Support Services segment, providing capabilities such as defense related training, education and support services, law enforcement training, national security infrastructure and institutional development;

WHEREAS, the Board of Directors of L-3 has determined that it is in the best interests of L-3 and its shareholders to enter into a series of transactions after giving effect to which Spinco and/or one or more of its subsidiaries will, collectively, own all of the Spinco Assets (as defined herein) and assume (or retain) all of the Spinco Liabilities (as defined herein);

WHEREAS, the Board of Directors of L-3 has further determined that it is in the best interests of L-3 and its shareholders to make a distribution (the “Distribution”) to the holders of L-3 Common Stock (as defined herein) of all of the outstanding shares of Spinco Common Stock at the rate of one share of Spinco Common Stock for every six shares of L-3 Common Stock outstanding as of the Record Date (as defined herein);

WHEREAS, it is the intention of the Parties that the Distribution qualifies under Section 355 of the Code (as defined herein); and

WHEREAS, the Parties have determined that it is necessary and desirable to set forth the principal corporate transactions required to effect the Distribution and to set forth other agreements that will govern certain other matters following the Distribution.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements and covenants contained in this Agreement and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. As used herein, the following terms have the following meaning:

“Action” means any claim, suit, countersuit, arbitration, inquiry, subpoena, case, litigation, proceeding or investigation (whether civil, criminal, administrative or investigative) by or before any court or grand jury, Governmental Entity or any other tribunal.

“Affiliate” means, when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For purposes of this definition, “control”, when used with respect to any specified Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise.

“Air Force Agreement” means that certain administrative agreement entered into by L-3 Corp and the U.S. Air Force, dated as of July 27, 2010.

“Amended Financial Report” is defined in Section 4.06(c).

“Ancillary Agreements” means all of the written agreements, instruments, understandings, assignments and other arrangements (other than this Agreement) entered into in connection with the transactions contemplated hereby, including the Employee Matters Agreement, the Tax Matters Agreement, the Transition Services Agreement, the Master Supply Agreements and other documents relating to the transfer of Assets and Liabilities in contemplation of the Distribution.

“Applicable Rate” means the Prime Rate plus 2.0% per annum.

“Assets” means all assets, properties, rights (including Intellectual Property), contracts, leases, claims and other rights (including goodwill), of every kind, character and description, wherever located (including in the possession of vendor or other third parties or elsewhere), whether tangible, intangible or contingent, and whether real, personal or mixed. Except as otherwise specifically set forth herein, the right and obligations of the Parties with respect to Taxes shall be governed by the Tax Matters Agreement and, therefore, Taxes shall not be treated as Assets.

“Audited Party” is defined in Section 4.06(a)(iii).

“Business Day” means any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by Law to be closed in The City of New York.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commission” means the United States Securities and Exchange Commission.

“Confidential Information” means all non-public, confidential or proprietary Information of or concerning a Party and/or its subsidiaries or their respective past, current or future activities, businesses, finances, assets, liabilities or operations, which, prior to or following the Effective Time pursuant to this Agreement or any Ancillary Agreement, has been disclosed by a Party or its subsidiaries to the other Party or its subsidiaries, in written, oral (including by recording), electronic or visual form, or otherwise has come into the possession of the other Party or its subsidiaries (except to the extent that such information can be shown to have been (a) in the public domain through no action of such other Party or its subsidiaries, (b) lawfully acquired from other sources by such other Party or its subsidiaries to which it was furnished or (c) independently developed by such other Party or its subsidiaries; provided, in the case of clause (b), that to the furnished Party’s knowledge, such sources did not provide such information in breach of any confidentiality obligations).

“Consent Agreement” means the Consent Agreement between the U.S. Department of State and L-3 Corp, Case 06-0000284, entered into on October 18, 2006, generally regarding failure to report fees and commissions under 22 CFR Part 130, officially closed December 9, 2009.

“Contract Party” is defined in Section 2.08(d).

“Copyrights” means copyrights and copyrightable subject matter, including software, code, algorithms, databases, compilations, and documentation.

“Distribution” is defined in the recitals to this Agreement.

“Distribution Agent” means Computershare Trust Company, N.A., in its capacity as agent for L-3 in connection with the Distribution.

“Distribution Date” means the date upon which the Distribution shall be effective, as determined by the Board of Directors of L-3, or such committee of such Board of Directors as shall be designated by the Board of Directors of L-3.

“Effective Time” means 5:00 p.m., New York time, on the Distribution Date.

“Employee Matters Agreement” means the Employee Matters Agreement, substantially in the form of Exhibit A hereto, entered into at or prior to the Effective Time between L-3 Corp and Engility Corporation.

“Engility Corporation” means Engility Corporation, a Delaware corporation (formerly known as L-3 Services, Inc.).

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Force Majeure” means, with respect to a Party, an event beyond the reasonable control of such Party (or any Person acting on its behalf), which by its nature could not have been foreseen by such Party (or such Person), or, if it could have been foreseen, was unavoidable, and includes acts of God, storms, floods, earthquakes, hurricanes, riots, pandemics, fires, sabotage, strikes, lockouts, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism.

“Form 10” means the registration statement on Form 10 filed by Spinco with the Commission to effect the registration of the Spinco Common Stock pursuant to the Exchange Act, as such registration statement may be amended from time to time.

“Governmental Entity” means any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any executive official thereof.

“Group” means the L-3 Group or the Spinco Group, as the context so requires.

“Group Employee” is defined in Section 4.04.

“Guaranteed L-3 Liabilities” means the L-3 Liabilities on which any member of the Spinco Group is an obligor by reason of any guarantee or contractual commitment (including letters of credit, surety bonds and similar instruments), including Liabilities under any contract assumed by any member of the L-3 Group from any member of the Spinco Group with respect to which any member of the Spinco Group remains liable, and including but not limited to the guarantees set forth on Schedule 4.02(b).

“Guaranteed Spinco Liabilities” means the Spinco Liabilities on which any member of the L-3 Group is an obligor by reason of any guarantee or contractual commitment (including letters of credit,

surety bonds and similar instruments), including Liabilities under any contract assumed by any member of the Spinco Group from any member of the L-3 Group with respect to which any member of the L-3 Group remains liable, and including but not limited to the guarantees set forth on Schedule 4.02(a).

“Indebtedness” means (i) any indebtedness for borrowed money or the deferred purchase price of property as evidenced by a note, bonds or other instruments, (ii) obligations as lessee under capital leases, (iii) obligations secured by any mortgage, pledge, security interest, encumbrance, lien or charge of any kind existing on any asset owned or held by any Person, whether or not such Person has assumed or becomes liable for the obligations secured thereby, (iv) any obligation under any interest rate swap agreement, (v) accounts payable, (vi) reimbursement obligations with respect to surety and performance bonds or letters of credit, (vii) all interest, fees and other expenses owed with respect to indebtedness described in foregoing clauses (i) through (vi) above, and (viii) without duplication, obligations under direct or indirect guarantees of (including obligations, contingent or otherwise, to assure a creditor against loss in respect of) indebtedness or obligations of the kinds referred to in clauses (i) through (vii) above.

“Indemnifiable Loss” means any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including, without limitation, reasonable expenses of investigation and reasonable attorneys’ fees and expenses) in connection with any and all Actions or threatened Actions.

“Indemnified Party” is defined in Section 6.07.

“Indemnifying Party” is defined in Section 6.07.

“Indemnity Payment” is defined in Section 6.06(a).

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including (i) studies, reports, books and records, whether accounting, legal or otherwise, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other Software, marketing plans, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product) and communications and materials otherwise related to or made or prepared in connection with or in preparation for any legal proceeding and (ii) financial and business information, including earnings reports and forecasts, macro-economic reports and forecasts, business and strategic plans, general market evaluations and surveys, budgets, financing and credit-related information, quality assurance policies, procedures and specifications and customer information and other technical, financial, employee or business information or data.

“Information Statement” means the information statement required by the Commission to be sent to each holder of L-3 Common Stock in connection with the Distribution, and prepared in accordance with the Exchange Act.

“Insurance Administration” means, with respect to each Third Party Policy: (i) the accounting for premiums, retrospectively-rated premiums, defense costs, indemnity payments, deductibles and self-insured retentions, as appropriate, under the terms and conditions of such Third Party Policy; (ii) the reporting to the relevant unaffiliated, third-party insurer that issues such Third Party Policy of any losses or claims which may be covered by such Third Party Policy; (iii) the administration of claims made under the Third Party Policies, including the management and defense of such claims, negotiating the resolution of such claims and providing for appropriate releases upon settlement of such claims; and (iv) the distribution of Insurance Proceeds related to such Third Party Policy, subject to the terms of Section 4.03.

“Insurance Proceeds” means those monies (i) received by an insured from an unaffiliated third-party insurer under any Third Party Policy or (ii) paid by such third-party insurer on behalf of an insured under any Third Party Policy, in either case net of any applicable premium adjustment, retrospectively-rated premium, deductible, self-insured retentions or cost of reserve paid or held by or for the benefit of such insured.

“Insured Claims” means those Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any of the Third Party Policies, whether or not subject to deductibles, co-insurance, uncollectibility or retrospectively-rated premium adjustments.

“Intellectual Property” means all intellectual property and industrial property rights of any kind or nature, including all United States and foreign (i) Patents, (ii) Trademarks, (iii) works of authorship and copyrights, whether statutory or common law, registered or unregistered and published or unpublished, (iv) rights of publicity, (v) moral rights and rights of attribution and integrity, (vi) Software, (vii) trade secrets and all other confidential or proprietary information, know-how, inventions, improvements, proprietary processes, formulae, models and methodologies, (viii) rights to personal information, (ix) domain names, (x) rights, priorities and privileges arising under applicable Law in the foregoing and in other similar intangible assets, (xi) applications, registrations and renewals for the foregoing and (xii) rights and remedies against past, present and future infringement, misappropriation or other violation of the foregoing.

“Intercompany Accounts” means any receivable, payable or loan between any member of the L-3 Group, on the one hand, and any member of the Spinco Group, on the other hand, that exists prior to the Effective Time and is reflected in the Records of the relevant members of the L-3 Group and the Spinco Group, except for any such receivable, payable or loan that arises pursuant to this Agreement or any Ancillary Agreement.

“Internal Control Audit and Management Assessments” is defined in Section 4.06(a)(i).

“IRS” means the United States Internal Revenue Service.

“Joint Action” means any current or future Action with respect to which it is unclear at the onset of such Action whether Liabilities will arise primarily in connection with the Spinco Business or the L-3 Business, including any of the Actions listed on Schedule 5.01(e).

“L-3” is defined in the Preamble to this Agreement.

“L-3 Accounts” is defined in Section 4.01(a).

“L-3 Action” means any current or future Action that does not relate primarily to the Spinco Business and in which one or more members of the Spinco Group is a defendant or the party against whom any claim or investigation is directed, including any of the Actions listed on Schedule 5.01(b), but excluding any Joint Action.

“L-3 Assets” means:

(a) the capital stock or other equity interests, as applicable, of each member of the L-3 Group;

(b) the capital stock or other equity interests, as applicable, of the entities listed on Schedule 1.01(a);

(c) the Security Solutions Group

(d) (i) the technology commonly known as “License Sanction Enforcement System” (LSES), including Patent No. US 7,209,808; (ii) the software commonly known as INGIA and all related documentation; (iii) the technology commonly known as C4N and all related software and documentation; (iv) all Intellectual Property relating to any of the foregoing; and (v) all physical and tangible materials embodying the foregoing; and

(e) except as otherwise provided in an Ancillary Agreement, all Assets of any member of the L-3 Group or the Spinco Group that are not Spinco Assets.

“L-3 Business” means the business now or formerly conducted by L-3 and its present and former Affiliates, other than the Spinco Business.

“L-3 Common Stock” means the outstanding shares of common stock, $0.01 par value per share, of L-3.

“L-3 Corp” means L-3 Communications Corporation, a Delaware corporation and a wholly owned subsidiary of L-3.

“L-3 Group” means L-3 and its Affiliates, excluding any member of the Spinco Group.

“L-3 Indemnitees” is defined in Section 6.02.

“L-3 Liabilities” means (i) Liabilities of any member of the L-3 Group under this Agreement or any Ancillary Agreement, (ii) Liabilities of the Security Solutions Group and (iii) any other Liabilities of any member of the Spinco Group or the L-3 Group, whether arising before, at, or after the Effective Time, that do not constitute Spinco Liabilities. For the avoidance of doubt, no Liability shall be an L-3 Liability solely as a result of L-3 or any other member of the L-3 Group being named as a party to, or in, any Action.

“Law” means any United States or non-United States federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, income tax treaty, order, requirement or rule of law (including common law).

“Liabilities” means any and all claims, debts, liabilities and obligations, absolute or contingent, matured or not matured, reserved or unreserved, determined or determinable, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including all costs and expenses relating thereto, and including, without limitation, those debts, liabilities and obligations arising under this Agreement or any Ancillary Agreement, any Law, rule, regulation, action, whether asserted or unasserted, order or consent decree of any governmental entity or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking. Except as otherwise specifically set forth herein, the rights and obligations of the Parties with respect to Taxes shall be governed by the Tax Matters Agreement and, therefore, Taxes shall not be treated as Liabilities.

“Liable Party” is defined in Section 2.07(b).

“Master Supply Agreements” mean the Master Supply Agreements, substantially in the form of Exhibit D hereto, entered into at or prior to the Effective Time between L-3 Corp and Engility Corporation.

“Novation Party” is defined in Section 2.08(d).

“NYSE” means the New York Stock Exchange.

“Other Party” is defined in Section 2.07(a).

“Other Party’s Auditors” is defined in Section 4.06(a)(iii).

“Other Party’s Marks” is defined in Section 4.05(a).

“Party” is defined in the Preamble to this Agreement.

“Patents” means all U.S. and foreign patents, patent applications, patent disclosures and all related continuations, continuations-in-part, divisional, reissues, re-examinations, substitutions and extensions thereof.

“Person” means any natural person, firm, individual, corporation, business trust, joint venture, association, company, limited liability company, partnership or other organization or entity, whether incorporated or unincorporated, or any Governmental Entity.

“Policies” means insurance policies and insurance agreements or arrangements of any kind (other than life and benefits policies, agreements or arrangements), including primary, excess and umbrella policies, comprehensive general liability policies, director and officer liability, fiduciary liability, automobile, aircraft, property and casualty, business interruption, workers’ compensation and employee dishonesty insurance policies, bonds and self-insurance company arrangements, together with the rights, benefits and privileges thereunder.

“Prime Rate” means the rate of interest announced by Bloomberg from time to time as the “prime rate,” “prime lending rate,” “base rate” or similar reference rate. In the event the Prime Rate is discontinued as a standard, the Parties shall designate a comparable reference rate as a substitute therefor. For purposes hereof, the Prime Rate as published by Bloomberg at www.Bloomberg.com under “Market Data: Rates & Bonds: Key Rates” at the close of business on each Business Day shall be the Prime Rate for that day and any immediately succeeding non-Business Day or Days.

“Record Date” means the date designated by or under the authority of L-3’s Board of Directors as the record date for determining the shareholders of L-3 entitled to receive the Distribution.

“Records” means any Information, agreements, documents, books, records or files.

“Securities Act” means the United States Securities Act of 1933.

“Security Solutions Group” means the Security Solutions Group business unit of the Government Services segment of Engility Corporation.

“Settlement Agreements” means the following Settlement Agreements in connection with Titan Corporation:

(a) Titan Plea Agreement with U.S. Department of Justice and Office of U.S. Attorney for the Southern District of California, dated as of March 1, 2005, with the Case Number 05cr0314-BEN (S.D. Cal.); and

(b) Titan Consent Decree with the Commission, dated as of March 1, 2005.

“Software” means all computer programs (whether in source code, object code or other form), algorithms, databases, compilations and data, and technology supporting the foregoing, and all documentation, including flowcharts and other logic and design diagrams, technical, functional and other specifications and user and training materials related to any of the foregoing.

“Spinco” is defined in the Preamble to this Agreement.

“Spinco Accounts” is defined in Section 4.01(a).

“Spinco Action” means any current or future Action relating primarily to the Spinco Business in which one or more members of the L-3 Group is a defendant or the party against whom a claim or investigation is directed, including any of the Actions listed on Schedule 5.01(a), but excluding any Joint Action.

“Spinco Articles” means the articles of incorporation of Spinco in the form filed as an exhibit to the Form 10 at the time it becomes effective.

“Spinco Assets” means:

(a) the capital stock or other equity interests, as applicable, of each member of the Spinco Group;

(b) the Spinco Contracts;

(c) except as otherwise provided in this Agreement or an Ancillary Agreement, all Assets that are (i) owned of record or held in the name of a member of the Spinco Group on the Distribution Date, (ii) treated for internal financial reporting purposes of L-3 prior to the Distribution Date or on the Spinco Business Balance Sheet (excluding Assets of the Security Solutions Group) as owned by a member of the Spinco Group, (iii) prior to and on the Distribution Date, used exclusively by one or more members of the Spinco Group or (iv) transferred to a member of the Spinco Group pursuant to any Ancillary Agreement; and

(d) the Spinco Patent, Spinco Trademarks, and the Spinco Copyrights.

Notwithstanding the foregoing, the Spinco Assets shall in any event not include any Assets that are expressly contemplated by this Agreement or any Ancillary Agreement (or the schedules hereto or thereto) as Assets to be retained or assumed by (or transferred to) any member of the L-3 Group. Additionally, the Spinco Assets shall not include any Intellectual Property other than the Spinco Patent and Spinco Trademarks.

“Spinco Business” means the business and operations conducted by the Spinco Group as of the Distribution Date, as such business and operations are described in the Information Statement.

“Spinco Business Balance Sheet” means the unaudited combined balance sheet of the Spinco Group, including the notes thereto, as of March 30, 2012, as set forth in the Information Statement.

“Spinco Bylaws” means the bylaws of Spinco in the form filed as an exhibit to the Form 10 at the time it becomes effective.

“Spinco Common Stock” means the outstanding shares of common stock, $.01 par value per share, of Spinco.

“Spinco Contracts” means the following agreements or arrangements to which L-3 or any of its Affiliates is a party or by which it or any of its Affiliates or any of their respective Assets is bound, except for any such agreement or arrangement or part thereof that is (i) expressly contemplated not to be transferred or assigned by any member of the L-3 Group to any member of the Spinco Group or (ii) expressly contemplated to be transferred or assigned to (or remain with) any member of the L-3 Group, in each case, pursuant to any provision of this Agreement or any Ancillary Agreement:

(a) any agreement or arrangement entered into in the name of, or expressly on behalf of, any division, business unit or member of the Spinco Group (except for any such agreement or arrangement or part thereof primarily relating to the L-3 Group or L-3 Assets, which was entered into by a member of the Spinco Group on behalf a member of the L-3 Group or a business or division thereof included in the L-3 Assets);

(b) any agreement or arrangement that relates primarily to the Spinco Business;

(c) any agreement or arrangement representing capital or lease obligations of facilities or equipment primarily used by any member of the Spinco Group;

(d) any agreement or arrangement or part thereof that is otherwise expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be retained by, transferred or assigned to, any member of the Spinco Group;

(e) any guarantee, indemnity, representation or warranty of any member of the Spinco Group relating to, arising out of or resulting from the Spinco Business; and

(f) the agreements or arrangements listed or described on Schedule 1.01(b).

“Spinco Copyrights” means the Copyrights described on Schedule 1.01(c).

“Spinco Group” means Spinco, Engility Corporation and the other Persons listed on Schedule 1.01(d).

“Spinco Indemnitee” is defined in Section 6.03.

“Spinco Liabilities” means:

(a) the Liabilities listed or described on Schedule 1.01(e) and any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement as Liabilities to be retained, assumed or retired by any member of the Spinco Group;

(b) any and all Liabilities of L-3, Spinco, or any of their respective Affiliates, primarily relating to, arising out of or resulting from:

(i) the operation or conduct of the Spinco Business, or the ownership or use of the Spinco Assets, as conducted at any time prior to, on or after the Effective Time

(including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative of L-3, Spinco, or any of their respective Affiliates (whether or not such act or failure to act is or was within such Person’s authority)); or

(ii) the operation or conduct of any business conducted by any member of the Spinco Group at any time on or after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative of Spinco, or any of its Affiliates after the Effective Time (whether or not such act or failure to act is or was within such Person’s authority));

(c) except as otherwise expressly provided in this Agreement or any Ancillary Agreement, Liabilities set forth on the Spinco Business Balance Sheet (excluding Liabilities of the Security Solutions Group);

(d) any and all Liabilities to the extent relating to, arising out of or resulting from any terminated, sold, discontinued or divested entity, business, real property or Asset formerly and primarily owned or managed by, or associated with, any member of the Spinco Group or the Spinco Business, or arising out of the sale thereof;

(e) any Liabilities relating to or arising out of the acquisition (whether through an acquisition of stock or assets or a merger, share exchange or other form of business combination) of any business prior to the Effective Time by any member of the Spinco Group;

(f) Liabilities arising under or in connection with the Form 10, except to the extent such Liabilities arise out of or are based upon information about L-3 included in the sections of the Information Statement entitled “Summary—Summary of the Spin-Off” and “The Spin-Off—Reasons for the Spin-Off”;

(g) any and all Liabilities, including those Liabilities listed on Schedule 1.01(f), relating to, arising out of or resulting from any Indebtedness (including debt securities and asset-backed debt) of any member of the Spinco Group (whether incurred prior to, on or after the Effective Time);

(h) any and all Liabilities of any member of the L-3 Group under the Guaranteed Spinco Liabilities;

(i) any and all Liabilities relating to, resulting from, or arising out of any Action that is primarily related to the Spinco Business, including any Spinco Action, whether arising prior to, on or after the Effective Time;

(j) any and all obligations of an insured Person under each Third Party Spinco Policy and each Third Party Policy to the extent related to or arising out of the Spinco Business and

(k) any and all Liabilities relating primarily to, arising primarily out of or resulting primarily from, a workers compensation claim brought by or on behalf of an employee employed at any time in the Spinco Business, except in the case where such employee was employed in the L-3 Business subsequent to such employee’s final employment in the Spinco Business, in which case the Liability shall be retained by L-3.

Notwithstanding the foregoing, the Spinco Liabilities shall in any event not include any Liabilities expressly contemplated by this Agreement or any Ancillary Agreement (or the schedules hereto or thereto) as Liabilities to be retained or assumed by any member of the L-3 Group. For the avoidance of doubt, no Liability shall be a Spinco Liability solely as a result of Spinco or any other member of the Spinco Group being named as a party to, or in, any Action.

“Spinco Patent” means those Patents listed in Schedule 1.01(g).

“Spinco Trademarks” means those Trademarks listed in Schedule 1.01(h).

“Tax” shall have the meaning given to such term in the Tax Matters Agreement.

“Tax Matters Agreement” means the Tax Matters Agreement, substantially in the form of Exhibit B hereto, entered into at or before the Effective Time between L-3 and Spinco.

“Third Party Claim” means a claim or demand made against an L-3 Indemnitee or a Spinco Indemnitee by any Person who is not a Party or an Affiliate of a Party as to which such L-3 Indemnitee or Spinco Indemnitee, as applicable, is or may be entitled to indemnification pursuant to this Agreement.

“Third Party Spinco Policies” means all Policies, whether or not in force on the Effective Time, issued by unaffiliated third-party insurers to L-3, Spinco or any of their respective Affiliates that cover risks that relate exclusively to the Spinco Business.

“Third Party Policies” means all Policies, whether or not in force on the Effective Time, issued by unaffiliated third-party insurers to L-3, Spinco or any of their respective Affiliates that cover risks that relate to both the L-3 Business and the Spinco Business.

“Third Party Proceeds” is defined in Section 6.06(a).

“Trademarks” means all trademarks, service marks, corporate names, trade names, domain names, logos, slogans, designs, trade dress and other similar identifiers of source or origin, whether registered or unregistered, together with the goodwill connected with the use of and symbolized by any of the foregoing.

“Transferring Party” is defined in Section 13.05(a).

“Transition Services Agreement” means the Transition Services Agreement, substantially in the form of Exhibit C hereto, entered into at or prior to the Effective Time between L-3 Corp and Engility Corporation.

Section 1.02 Certain References. Whenever used in this Agreement, the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, and the words “hereof” and “herein” and similar words shall be construed as references to this Agreement as a whole and not limited to the particular Article, Section, Exhibit or Schedule in which the reference appears. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and Exhibits and Schedules attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Any reference in this Agreement to any gender shall include all genders. The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. The Exhibits and Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. The headings of the Articles and Sections are for convenience of reference only and do not affect the interpretation of any of the provisions hereof.

ARTICLE II

REORGANIZATION; CONVEYANCE OF CERTAIN ASSETS;

ASSUMPTION OF CERTAIN LIABILITIES;

CERTAIN PAYMENTS; AND TRANSITION ARRANGEMENTS

Section 2.01 Reorganization. At or prior to the Effective Time, to the extent not already completed, L-3 will take such steps (which may include transfers of shares or other equity interests, formation of new entities and/or declarations of dividends) as may be necessary or desirable to cause Spinco to directly or indirectly own the members of the Spinco Group (other than Spinco), including the steps set forth on Schedule 2.01.

Section 2.02 Conveyance of Assets; Discharge of Liabilities. Except as otherwise expressly provided herein or in any of the Ancillary Agreements:

(a) Effective as of the Effective Time (i) all Spinco Assets are intended to be and shall become Assets of the Spinco Group, (ii) all Spinco Liabilities are intended to be and shall become the Liabilities of the Spinco Group and (iii) all other Assets and Liabilities of L-3 and its subsidiaries are intended to be and shall remain exclusively the Assets and Liabilities of the L-3 Group.

(b) Effective as of the Effective Time, L-3 agrees to transfer or cause to be transferred to Spinco or to such other members of the Spinco Group as Spinco may designate all right, title and interest of the L-3 Group in and to all of the Spinco Assets.

(c) Spinco agrees that, effective as of the Effective Time, it will transfer or cause to be transferred to L-3 or to such other member of the L-3 Group as L-3 may designate all right, title and interest of the Spinco Group in and to all Assets that are not Spinco Assets.

(d) Spinco agrees that it will, or will cause another member of the Spinco Group designated by Spinco to (i) assume any of the Spinco Liabilities for which a member of the Spinco Group is not the obligor, effective as of the Effective Time, and (ii) timely pay and discharge all of the Spinco Liabilities, at and after the Effective Time.

(e) L-3 agrees that it will, or will cause another member of the L-3 Group designated by L-3 to (i) assume any of the L-3 Liabilities for which a member of the L-3 Group is not the obligor, effective as of the Effective Time, and (ii) timely pay and discharge all of the L-3 Liabilities, at and after the Effective Time.

(f) In the event that any conveyance of an Asset required hereby is not effected at or before the Effective Time, the obligation to transfer such Asset shall continue past the Effective Time and shall be accomplished as soon thereafter as practicable.

(g) If any Asset may not be transferred by reason of the requirement to obtain the consent of any third-party and such consent has not been obtained by the Effective Time, then (unless otherwise expressly agreed by L-3 and Spinco) such Asset shall not be transferred until such consent has been obtained. Subject to reimbursement from the other Party of all reasonable costs and expenses incurred in connection with such actions, L-3 and Spinco, as the case may be, shall (i) cause the owner of such Asset to use commercially reasonable efforts to provide to the appropriate member of the other Group all the rights and benefits under such Asset, (ii) cause such owner to enforce such Asset for the benefit of such member and (iii) cause such member to assume all obligations of such Asset, in each case to the extent that such action does not cause a breach or default under such Asset. Both Parties shall otherwise cooperate and use commercially reasonable efforts to provide the economic and operational equivalent of an assignment or transfer of the Asset as of the Effective Time.

(h) From and after the Effective Time, each Party shall promptly transfer or cause the members of its Group promptly to transfer to the other Party or the appropriate member of the other Party’s Group, from time to time, any property received that is an Asset of the other Party or a member of such other Party’s Group. Without limiting the foregoing, funds received by a member of one Group upon the payment of accounts receivable that belong to a member of the other Group shall be transferred to the other Group by wire transfer as promptly as practicable after the receiving party becomes aware of having received such funds.

(i) Except as expressly set forth in this Agreement, any Ancillary Agreement or any instrument or document contemplated by this Agreement or any Ancillary Agreement, neither any member of the L-3 Group nor any member of the Spinco Group has made or shall be deemed to have made any representation or warranty as to (i) the Assets, business or Liabilities retained, transferred or assumed as contemplated hereby or thereby, (ii) any consents or approvals required in connection with the transfer or assumption by such party of any Asset or Liability contemplated by this Agreement, (iii) the value of or freedom from any lien, claim, equity or other encumbrance of, or any other matter concerning, any Assets of such Party, (iv) the absence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or other Asset of such Party or (v) the legal sufficiency of any assignment, document or instrument delivered to convey title to any Asset transferred. EXCEPT AS MAY BE EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, ALL ASSETS WERE, OR ARE BEING, TRANSFERRED, OR ARE BEING RETAINED, ON AN “AS IS,” “WHERE IS” BASIS AND THE RESPECTIVE TRANSFEREES WILL BEAR THE ECONOMIC AND LEGAL RISKS THAT ANY CONVEYANCE OR OTHER TRANSFER SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE A TITLE THAT IS FREE AND CLEAR OF ANY LIEN, CLAIM, EQUITY OR OTHER ENCUMBRANCE.

Section 2.03 Ancillary Agreements. Concurrently with the execution of this Agreement, L-3 and Spinco (or their appropriate subsidiaries) will execute and deliver:

(a) a duly executed Employee Matters Agreement substantially in the form of Exhibit A hereto;

(b) a duly executed Tax Matters Agreement substantially in the form of Exhibit B hereto;

(c) a duly executed Transition Services Agreement substantially in the form of Exhibit C hereto;

(d) duly executed Master Supply Agreements substantially in the form of Exhibit D hereto; and

(e) such other agreements, leases, subleases, documents or instruments as the Parties may agree are necessary or desirable in order to achieve the purposes hereof.

Section 2.04 Issuance of Spinco Common Stock. On or before the Distribution Date, and in exchange for the transfer of the Assets as provided above, and the surrender for reissue of all certificates representing outstanding Spinco Common Stock, Spinco will issue and deliver to L-3 a certificate representing shares of Spinco Common Stock constituting all the shares to be distributed as provided in Section 3.04 below.

Section 2.05 Resignations. On the Distribution Date, L-3 will deliver or cause to be delivered to Spinco resignations of each individuals who will be an employee of L-3 or another member of the L-3 Group from and after the Distribution Date and who is an officer or director of Spinco or any of its subsidiaries or Affiliates in the Spinco Group immediately prior to the Distribution Date, except as otherwise agreed to in writing by the Parties.

Section 2.06 Limitation of Liability.

(a) Except as otherwise expressly provided in this Agreement, no Party or any member of such Party’s Group shall have any Liability to the other Party or any member of such other Party’s Group in the event that any Information exchanged or provided pursuant to this Agreement (but excluding any such Information included in the Form 10) which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate.

(b) Except as provided in Section 4.02 or Section 9.01, neither Party nor any member of such Party’s Group shall have any Liability to the other Party or any member of such other Party’s Group based upon, arising out of or resulting from any agreement, arrangement, course of dealing or understanding existing on or prior to the Effective Time (other than this Agreement or any Ancillary Agreement), and each Party hereby terminates, and shall cause all members in its Group to terminate, any and all agreements, arrangements, courses of dealing or understandings between it or any members of its Group and the other Party, or any members of its Group, effective as of the Effective Time (other than this Agreement or any Ancillary Agreement or any agreement entered into in connection herewith or in order to consummate the transactions contemplated hereby or thereby), and any such Liability, whether or not in writing, which is not reflected in any Ancillary Agreement or on such Schedule, is hereby irrevocably cancelled, released and waived effective as of the Effective Time. No such terminated agreement, arrangement, course of dealing or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Effective Time.

Section 2.07 Novation of Liabilities; Consents.

(a) Each Party, at the request of the other Party, shall use commercially reasonable efforts to obtain, or to cause to be obtained, any consent, release, substitution or amendment required to novate or assign all obligations under agreements, arrangements, licenses and other obligations or Liabilities for which a member of such Party’s Group and a member of the other Party’s Group are jointly or severally liable and that do not constitute Liabilities of such other Party as provided in this Agreement (such other Party, the “Other Party”), or to obtain in writing the unconditional release of all parties to such arrangements (other than any member of the Group who assumed or retained such Liability as set forth in this Agreement), so that, in any such case, the members of the applicable Group will be solely responsible for such Liabilities; provided, however, that no Party shall be obligated to pay any consideration therefor to any third-party from whom any such consent, substitution or amendment is requested (unless such Party is fully reimbursed by the requesting Party); provided, further, that for the avoidance of doubt, the provisions of Section 4.02 shall govern the release of any members of the L-3 Group or Spinco Group, as applicable, from any obligations with respect to Guaranteed Spinco Liabilities and Guaranteed L-3 Liabilities, as applicable.

(b) If the Parties are unable to obtain, or to cause to be obtained, any such required consent, release, substitution or amendment, the Other Party or a member of such Other Party’s Group shall continue to be bound by such agreement, arrangement, license or other obligation that does not constitute a Liability of such Other Party and, unless not permitted by Law or the terms thereof, as agent or subcontractor for such Party, the Party or member of such Party’s Group who assumed or retained such Liability as set forth in this Agreement (the “Liable Party”) shall, or shall cause a member of its Group to, pay, perform and discharge fully all the obligations or other Liabilities of such Other Party or member of such Other Party’s Group thereunder from and after the Effective Time; provided, however, that the Other Party shall not be obligated to extend, renew or otherwise cause such agreement, arrangement, license or other obligation to remain in effect beyond the term in effect as of the Effective Time. The Liable Party shall indemnify each Other Party and the members of such Other Party’s Group and hold each of them harmless against any and all Liabilities arising in connection therewith; provided, that the Liable Party shall have no obligation to indemnify the Other Party or any member of such Other Party’s Group with respect to any matter to the extent that such Other Party has engaged in any knowing violation of Law, fraud or misrepresentation in connection therewith. The Other Party shall, without further consideration, promptly pay and remit, or cause to be promptly paid or remitted, to the Liable Party or to another member of the Liable Party’s Group, all money, rights and other consideration received by it or any member of its Group in respect of such performance by the Liable Party (unless any such consideration is an Asset of such Other Party pursuant to this Agreement). If and when any such consent, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, the Other Party shall promptly assign, or cause to be assigned, all rights, obligations and other Liabilities thereunder of any member of such Other Party’s Group to the Liable Party or to another member of the Liable Party’s Group without payment of any further consideration and the Liable Party, or another member of such Liable Party’s Group, without the payment of any further consideration, shall assume such rights and Liabilities.

Section 2.08 Certain Government Matters.

(a) Compliance by Spinco. Spinco acknowledges and agrees that it has read and is familiar with the Consent Agreement, the Settlement Agreements, and the Air Force Agreement and all of L-3’s obligations thereunder. From and after the Effective Time, Spinco shall, and shall cause its subsidiaries to (i) comply with the requirements of the Consent Agreement, the Settlement Agreements and the Air Force Agreement in all respects and (ii) take any and all actions within its control necessary to ensure that each of L-3 and its subsidiaries are in compliance with the Consent Agreement, the Settlement Agreements and the Air Force Agreement in all respects, in each case as applicable to the Spinco Business.

(b) DCAA and DCMA Matters.

(i) For purposes of this Section 2.08(b) only, the following definitions apply:

(1) “Allowable Cost Audit” means any Defense Contract Audit Agency, Defense Contract Management Agency or other Governmental Entity audit or other negotiations with contracting officers or other authorized representatives of any Governmental Entity, involving any period (or portion thereof) on or prior to the Distribution.

(2) “Settlement Liability” means a net liability due to the final agreement of claims or rights arising out of the settlement of an Allowable Cost Audit, including: (A)

final indirect costs and rates for government contracts; (B) Cost Accounting Standards (CAS) matters; (C) defective pricing matters; or (D) advance agreements with the U.S. Government. A Settlement Liability shall be computed as the total impact on the net amount to be paid upon final contract settlement, including direct and indirect costs, fees and profits.

(ii) Spinco shall allow any Governmental Entity to offset any Settlement Liability related to any Spinco Liabilities or any Spinco Asset against payments otherwise owed by such Governmental Entity after the Distribution and/or promptly reimburse L-3 for Spinco’s pro rata portion of any Settlement Liabilities of L-3 paid or to be paid to any Governmental Entity by L-3, with such pro rata portion calculated in a manner consistent with L-3’s business practice prior to the Distribution. For the avoidance of doubt, (i) Spinco shall indemnify or otherwise compensate L-3 for any and all future Liabilities associated with audit adjustments of allocations related to or associated with the Spinco Liabilities and/or Spinco Assets and (ii) L-3 shall indemnify or otherwise compensate Spinco for any and all future Liabilities associated with audit adjustments of allocations not related to or associated with the Spinco Liabilities or Spinco Assets.

(c) Administration of Government Contract Matters. The Parties shall make available, upon reasonable notice and at reasonable times during regular business hours, any of the Parties’ or their Affiliates’ personnel whose assistance or participation is reasonably requested by the other Party in connection with any government audit or contract administration activity, including matters involving either Party’s indirect cost proposals, the Cost Accounting Standards (CAS) and defective pricing.

(d) Compliance with Security Requirements. Following the Effective Time, in the event any member of a Party’s Group remains party to any contract with any Governmental Entity (the “Contract Party”), which contract is to be novated to a member of the other Party’s Group (the “Novation Party”) following the Effective Time in accordance with this Agreement, the Contract Party shall take all reasonable measures necessary for such member of the Contract Party Group to maintain any security clearances required to be maintained pursuant to such agreement until such contract is novated to the applicable member of the Novation Party Group in accordance herewith.

Section 2.09 Treatment of Cash.

(a) Prior to the Distribution, the members of the Spinco Group shall make capital and other expenditures and operate their respective cash management, accounts payable and receivables collection systems in the ordinary course consistent with past practice.

(b) From the date of this Agreement until the Distribution, L-3 shall be entitled to use, retain or otherwise dispose of all cash generated by the Spinco Business and the Spinco Assets in accordance with the ordinary course operation of L-3’s cash management system. Notwithstanding anything to the contrary herein, all such cash shall be an L-3 Asset.

ARTICLE III

THE DISTRIBUTION

Section 3.01 Cooperation Prior to the Distribution.

(a) L-3 and Spinco shall prepare, and L-3 shall mail to the holders of L-3 Common Stock, the Information Statement, which shall set forth appropriate disclosure concerning Spinco, the Distribution and any other appropriate matters. L-3 and Spinco shall also prepare, and Spinco shall file with the Commission, the Form 10, which shall include the Information Statement. L-3 and Spinco shall use commercially reasonable efforts to cause the Form 10 to become effective under the Exchange Act.

(b) L-3 shall cause L-3 Corp, as the sole shareholder of Spinco, to approve and adopt the Spinco employee benefit plans contemplated by the Employee Matters Agreement and L-3 and Spinco shall cooperate in preparing, filing with the Commission under the Securities Act and causing to become effective not later than the Distribution Date any registration statements or amendments thereto that are appropriate to reflect the establishment of or amendments to any employee benefit plan of Spinco contemplated by the Employee Matters Agreement, including a Form S-8 with respect thereto.

(c) Spinco shall take all such action as may be necessary or appropriate under the securities or blue sky laws of states or other political subdivisions of the United States in connection with the transactions contemplated by this Agreement or any Ancillary Agreement.

(d) Spinco shall prepare, file, and use all reasonable efforts to cause to be approved prior to the Record Date, the application to permit listing of the Spinco Common Stock on the NYSE.

Section 3.02 Sole Discretion of L-3. L-3 shall, in its sole and absolute discretion, determine the Distribution Date and all terms of the Distribution, including any form, structure and terms of any transactions and/or offerings to effect the Distribution and the timing of and conditions to the consummation thereof. In addition, L-3 may, in accordance with Section 13.05(c), at any time and from time to time until the completion of the Distribution decide to abandon the Distribution or modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or any part of the Distribution. Without limiting the foregoing, L-3 shall have the right not to complete the Distribution if, at any time prior to the Effective Time, the Board of Directors of L-3 shall have determined, in its sole discretion, that the Distribution is not in the best interests of L-3 or its shareholders or other constituents, that a sale or other alternative is in the best interests of L-3 or its shareholders or other constituents or that it is not advisable at that time for Spinco to separate from L-3.

Section 3.03 Conditions Precedent to the Distribution. Subject to Section 3.02, the following are conditions to the consummation of the Distribution. The conditions are for the sole benefit of L-3 and shall not give rise to or create any duty on the part of L-3 or the Board of Directors of L-3 to waive or not waive any such condition.

(a) The Form 10 shall have been declared effective by the Commission, no stop order suspending the effectiveness thereof shall be in effect, no proceedings for such purpose shall be pending before or threatened against the Commission, the Information Statement shall have been mailed to the holders of L-3 Common Stock and all registration statements referred to under Section 3.01(b) shall have become effective under the Securities Act;

(b) The Spinco Common Stock shall have been approved for listing on the NYSE, subject to official notice of distribution;

(c) Prior to the Distribution Date, L-3 shall have obtained an opinion of Simpson Thacher & Bartlett LLP, its tax counsel, in form and substance satisfactory to L-3 (in its sole discretion), as to the satisfaction of certain conditions necessary for the Distribution, together with certain related transactions, to receive tax-free treatment under Section 355 of the Code;

(d) Prior to the Distribution Date, L-3 shall have obtained a private letter ruling from the IRS in form and substance satisfactory to L-3 (in its sole discretion), and such ruling shall remain in effect as of the Distribution Date, to the effect, among other things, that the Distribution, together with certain related transactions, will be tax-free under Section 355 of the Code;

(e) Prior to the Distribution Date, L-3’s Board of Directors shall have obtained opinions from a nationally recognized valuation firm, in form and substance satisfactory to L-3, with respect to the capital adequacy and solvency of Spinco;

(f) Any regulatory approvals and other consents necessary to consummate the Distribution or any portion thereof shall have been obtained and be in full force and effect;

(g) No order, injunction or decree issued by any Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of all or any portion of the Distribution shall be pending, threatened, issued or in effect, and no other event outside the control of L-3 shall have occurred or failed to occur that prevents the consummation of all or any portion of the Distribution;

(h) No other events or developments shall have occurred or failed to occur prior to the Distribution Date that, in the judgment of L-3’s Board of Directors, would result in the Distribution having a material adverse effect on L-3 or its shareholders;

(i) The financing transactions described in the Information Statement as having occurred prior to the Distribution shall have been consummated on or prior to the Distribution;

(j) The transactions described in Section 2.01 shall have been completed, except for such steps as L-3 in its sole discretion shall have determined may be completed after the Effective Time;

(k) L-3 shall have taken all necessary action, in the judgment of L-3’s Board of Directors, to cause Spinco’s Board of Directors to consist of the individuals identified in the Information Statement as directors of Spinco;

(l) The Board of Directors of L-3 shall have authorized the Distribution, which authorization may be given or withheld at its absolute and sole discretion; and

(m) Each Ancillary Agreement shall have been executed by each party thereto.

Section 3.04 The Distribution. On or before the Distribution Date, subject to satisfaction or waiver of the conditions set forth in this Agreement, L-3 shall deliver to the Distribution Agent a certificate or certificates representing all of the then outstanding shares of Spinco Common Stock held by the L-3 Group, endorsed in blank, and shall instruct the Distribution Agent to distribute to each holder of record of L-3 Common Stock on the Record Date one share of Spinco Common Stock for every six shares of L-3 Common Stock so held by crediting the holder’s brokerage account. Spinco agrees to provide all certificates for shares of Spinco Common Stock that the Distribution Agent shall require in order to effect the Distribution.

ARTICLE IV

COVENANTS

Section 4.01 Bank Accounts.

(a) The Parties agree to take, or cause the respective members of their respective Groups to take, at the Effective Time (or such earlier time as the Parties may agree), all actions necessary to amend all agreements or arrangements governing each bank and brokerage account owned by Spinco or any other member of the Spinco Group (the “Spinco Accounts”), excluding all Spinco Accounts listed or described on Schedule 4.01(a), so that such Spinco Accounts, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “linked”) to any bank or brokerage account owned by L-3 or any other member of the L-3 Group (the “L-3 Accounts”) are de-linked from the L-3 Accounts. From and after the Effective Time, no current or former employee of any member of the L-3 Group shall have any authority to access or control any Spinco Account other than those who will be Spinco employees.

(b) The Parties agree to take, or cause the respective members of their respective Groups to take, at the Effective Time (or such earlier time as the Parties may agree), all actions necessary to amend all agreements or arrangements governing the L-3 Accounts so that such L-3 Accounts, if currently linked to a Spinco Account, are de-linked from the Spinco Accounts. From and after the Effective Time, no current or former employee of any member of the Spinco Group shall have any authority to access or control any L-3 Account other than those who will be L-3 employees.

(c) With respect to any outstanding checks issued by L-3, Spinco or any of their respective subsidiaries prior to the Effective Time, such outstanding checks shall be honored following the Effective Time by the entity or Group owning the account on which the check is drawn.

(d) As between the two Parties (and the members of their respective Groups), all payments and reimbursements received after the Effective Time by any Party (or member of its Group) that relate to a business, Asset or Liability of another Party (or member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and, promptly upon receipt by such Party of any such payment or reimbursement, such Party shall pay over, or shall cause the applicable member of its Group to pay over to the other Party the amount of such payment or reimbursement without right of set-off.

Section 4.02 Guaranteed Spinco and L-3 Liabilities.

(a) Spinco shall use commercially reasonable efforts (excluding payment of money or incurrence of Liabilities, other than (x) Liabilities underlying the applicable Guaranteed Spinco Liability) and (y) the costs of obtaining letters of credit, surety bonds and similar instruments in substitution of any L-3 Group guarantee or other contractual commitment supporting Guaranteed Spinco Liabilities) to obtain at or prior to the Effective Time or as promptly as practicable thereafter the release of all members of the L-3 Group from any obligations with respect to Guaranteed Spinco Liabilities, including (i) removing all members of the L-3 Group from their obligations as guarantors with respect to the guarantees listed or described in clause (A) of Schedule 4.02(a) and (ii) replacing the instruments described in clauses (B) and (C) of Schedule 4.02(a) with instruments not executed by, or obligating, any member of the L-3 Group. In no event shall any member of the Spinco Group take any action with respect to any Guaranteed Spinco Liabilities which could be reasonably expected to adversely affect the L-3 Group members in any way, including, without limitation, extending the term of any Guaranteed Spinco Liabilities or increasing the liability guaranteed thereunder, unless the guarantee or obligation of all L-3 Group members is released as to any extended or modified liability obligations under such Guaranteed Spinco Liabilities or L-3 otherwise consents in writing.

(b) L-3 shall use commercially reasonable efforts (excluding payment of money or incurrence of Liabilities, other than (x) Liabilities underlying the applicable Guaranteed L-3 Liability) and (y) the costs of obtaining letters of credit, surety bonds and similar instruments in substitution of any Spinco Group guarantee or other contractual commitment supporting Guaranteed L-3 Liabilities) to obtain at or prior to the Effective Time or as promptly as practicable thereafter the release of all members of the Spinco Group from any obligations with respect to Guaranteed L-3 Liabilities to which they have not been released as of the Distribution Date, including (i) removing all members of the Spinco Group from their obligations as guarantors with respect to the guarantees listed or described in Schedule 4.02(b) and (ii) replacing the instruments described in Schedule 4.02(b) with instruments not executed by, or obligating, any member of the Spinco Group. In no event shall any member of the L-3 Group take any action with respect to any Guaranteed L-3 Liabilities which could be reasonably expected to adversely affect the Spinco Group members in any way, including, without limitation, extending the term of any Guaranteed L-3 Liabilities or increasing the liability guaranteed thereunder, unless the guarantee or obligation of all Spinco Group members is released as to any extended or modified liability obligations under such Guaranteed L-3 Liabilities or Spinco otherwise consents in writing.

(c) In the event that any L-3 Group member is required to pay or otherwise satisfy any Guaranteed Spinco Liabilities, without limiting any of L-3’s rights and remedies against Spinco under this Agreement or otherwise, in order to secure Spinco’s indemnity obligations to L-3 hereunder in respect of such Guaranteed Spinco Liabilities, L-3 shall be entitled to all the rights of the payee in any property of any member of the Spinco Group pledged as security for such Guaranteed Spinco Liabilities.

(d) In the event that any Spinco Group member is required to pay or otherwise satisfy any Guaranteed L-3 Liabilities, without limiting any of Spinco’s rights and remedies against L-3 under this Agreement or otherwise, in order to secure L-3’s indemnity obligations to Spinco hereunder in respect of such Guaranteed L-3 Liabilities, Spinco shall be entitled to all the rights of the payee in any property of any member of the L-3 Group pledged as security for such Guaranteed L-3 Liabilities.

(e) Notwithstanding anything to the contrary contained herein, Spinco shall (i) within 30 days following the date of this Agreement, obtain a replacement letter of credit for the letter of credit issued in favor of the New York branch office of National Bank of Kuwait (NBK) to support the guarantee to MPRI International Services, Ltd.’s customer in Kuwait, the Kuwait National Guard and (ii) promptly reimburse the applicable L-3 Group members for any costs incurred by them with respect to the existing letter of credit prior to such replacement.

Section 4.03 Insurance.

(a) Third Party Policies.

(i) With respect to Third Party Policies, if an occurrence for which coverage is available under such Third Party Policies happens prior to the Effective Time, and a claim arising therefrom has been or is eventually asserted against Spinco or any other member of the Spinco Group (including any officer, director, employee or agent thereof) and such claim is reported on behalf of Spinco to the carrier, with a copy to L-3, in accordance with the reporting provision of the applicable policy, then L-3 will use commercially reasonable efforts, or will cause the members of the L-3 Group that are insured thereunder to use commercially reasonable efforts, to

(A) to the extent available, continue to provide Spinco and any other member of the Spinco Group with access to and coverage under the applicable Third Party Policies and (B) reasonably cooperate with Spinco’s request to take commercially reasonable actions as may be necessary or advisable to assist Spinco in submitting such claims under the applicable Third Party Policies; provided, that Spinco shall be responsible for any deductibles or self-insured retentions or co-payments or other costs and/or expense of Spinco and L-3 legally due and owing relating to such claims. For the avoidance of doubt, if an occurrence for which coverage is available under such Third Party Policies happens after the Effective Time (and is not attributable and related to an occurrence which occurred prior to the Effective Time), or a claim arising from an occurrence prior to the Effective Time is not reported on or before the date when such occurrence must be reported to the carrier under the applicable Third Party Policy, then no payment for any damages, costs of defense or other sums with respect to such claim shall be available to Spinco under such Third Party Policies.

(ii) With respect to all Third Party Policies, Spinco agrees and covenants (on behalf of itself and each other member of the Spinco Group, and each other Affiliate of Spinco) not to make any claim or assert any rights against L-3 and any other member of the L-3 Group (including the captive insurance companies that are insured under the Third Party Policies), or the unaffiliated third-party insurers of such Third Party Policies, except as expressly provided under this Section 4.03(a).

(b) Administration of Third Party Policies; Other Matters.

(i) From and after the Effective Time, Spinco or a member of the Spinco Group shall be responsible for the administration of all Third Party Spinco Policies and Spinco shall be responsible for any premium adjustments, audits, deductible bills, collateral, Taxes and claims handling charges or other expenses associated with Third Party Spinco Policies.

(ii) With respect to all Third Party Policies, from and after the Effective Time, the agent for the applicable policy shall be responsible for the Insurance Administration of such Third Party Policies; provided, that the retention of such administrative responsibilities by an agent of L-3 is in no way intended to limit, inhibit or preclude any right to insurance coverage for any Insured Claim of a named insured under such Third Party Policies as contemplated by the terms of this Agreement; provided, further, that the retention of such administrative responsibilities by an agent of L-3 shall not relieve the Person submitting any Insured Claim of the primary responsibility for reporting such Insured Claim accurately, completely and in a timely manner, or of such Person’s authority to settle any such Insured Claim within any period permitted or required by the relevant Third Party Policy, or of such Person’s responsibility for obtaining and reviewing the appropriateness of any releases upon settlement of any such Insured Claim.

(iii) Where Spinco Liabilities are specifically covered under a Third Party Policy for periods prior to the Effective Time, or where such Third Party Policy covers claims made after the Effective Time with respect to an occurrence prior to the Effective Time, then from and after the Effective Time, Spinco may claim coverage for Insured Claims under such Third Party Policy as and to the extent that such insurance is available up to the full extent of the applicable limits of liability of such Third Party Policy (and may receive any Insurance Proceeds with respect thereto as contemplated by Section 4.03(a) or Section 4.03(b)(v)), subject to the terms of this Section 4.03(b); provided, that nothing in this Section 4.03(b) shall be deemed to constitute (or to reflect) an assignment of the Third Party Policies, or any of them, to Spinco. For the period from the Effective Time through December 31, 2013, L-3 agrees to use commercially reasonably efforts to maintain the Third Party Policies (or comparable levels of insurance for the Spinco Group) for occurrences arising prior to the Effective Time, in each case at levels comparable to those in existence at the Effective Time (it being agreed however that such commercially reasonable efforts shall not limit or otherwise restrict the ability of L-3 to amend, modify or terminate any Third Party Policies, except if the primary purpose of such action is to exclude a member of the Spinco Group as a named insured). L-3 further represents and warrants that, to the knowledge of the Assistant Treasurer and the Director, Risk Management of L-3 Corp, L-3 has no current intention or plans to exclude the Spinco Group from Third Party Policies with respect to the periods prior to the Effective Time.

(iv) Except as set forth in this Section 4.03(b), L-3 and Spinco shall not be liable to one another (or any of the members of their respective Groups) for claims, or portions of claims, not reimbursed by insurers under any Third Party Policy for any reason not within the control of L-3 or Spinco, including bankruptcy or insolvency of any insurance carrier(s), Third Party Policy limitations or restrictions, any coverage disputes, any failure to timely file a claim by L-3 or Spinco (or any of the members of their respective Groups) or any defect in such claim or its processing. It is expressly understood that the foregoing provisions in this Section 4.03(b)(iv) shall not limit any Party’s liability to any other Party for indemnification pursuant to Article VI.

(v) Except as otherwise provided in Section 4.03(a), Insurance Proceeds received with respect to claims, costs and expenses under the Third Party Policies shall be paid, as appropriate, to L-3 with respect to the L-3 Liabilities, and Spinco, with respect to Spinco Liabilities.

(vi) In the event that the Parties or members of their respective Groups have bona fide claims under any Third Party Policy arising from the same occurrence and for which a deductible or self-insured retention is payable, the Parties agree that the aggregate amount of the deductible or self-insured retention paid shall be borne by the Parties in the same proportion which the Insurance Proceeds received by each such Party with respect to such claims arising from such occurrence bears to the total Insurance Proceeds received under the applicable Third Party Policy with respect to such claims arising from such occurrence, and any Party who has paid more than such allocable share of the deductible or self-insured retention shall be entitled to receive from the other Party an appropriate amount so that each Party has borne its allocable share of the deductible or self-insured retention pursuant hereto.

(c) Cooperation. The Parties agree to use (and cause the members in their respective Groups to use) commercially reasonable efforts to cooperate with respect to the various insurance matters contemplated by this Section 4.03.

(d) Waiver of Conflict and Shared Defense; Insurance Litigation and/or Recovery Efforts. In the event that Insured Claims of L-3 and Spinco exist relating to the same occurrence, L-3 and Spinco shall jointly defend and waive any conflict of interest to the extent necessary to the conduct of the joint defense. In the event of any Action by L-3 or Spinco to recover or obtain Insurance Proceeds, or to defend against any Action by an insurance carrier to deny any Third Party Policy benefits, the other Party may join in any such Action and be represented by joint counsel and both Parties shall waive any conflict of interest to the extent necessary to conduct any such Action.

(e) Miscellaneous.

(i) Nothing in this Agreement shall be deemed to restrict Spinco or L-3, or any members of their respective Groups, from acquiring at its own expense any insurance Policy in respect of any Liabilities or covering any period. Except as otherwise provided in this

Agreement, from and after the Effective Time, Spinco and L-3 shall be responsible for obtaining and maintaining their respective insurance programs for their risk of loss and such insurance arrangements shall be separate programs apart from each other and each will be responsible for its own deductibles and self-insured retentions for such insurance programs; provided, however, that Spinco shall obtain Policies to take effect as of the Effective Time in such amounts, with such terms (including prior acts coverage), and covering such risks and losses in every respect at least as comprehensive as those set forth on Schedule 4.03(e).

(ii) Each of the Parties intends by this Agreement that a third-party Person, including a third-party insurer or reinsurer, or other third-party Person that, in the absence of the Agreement would otherwise be obligated to pay any claim or satisfy any indemnity or other obligation, shall not be relieved of the responsibility with respect thereto and shall not be entitled to a “windfall” (i.e., avoidance of the obligation that such Person would have in the absence of this Agreement). To the extent that any such Person would receive such a windfall, the Parties shall negotiate in good faith concerning an amendment of this Agreement.

Section 4.04 No Hire; No Solicit. None of L-3 or Spinco or any member of their respective Groups will, from the Effective Time through and including the second anniversary of the Effective Time, without the prior written consent of the other Party, either directly or indirectly, on their own behalf or in the service or on behalf of others (i) solicit, aid, induce or encourage any individual who is an employee of a member of the other Party’s Group (a “Group Employee”) to leave his or her employment or (ii) hire any individual who, at any time during the 12-month period prior to the time of such hiring, was a Group Employee; provided, that the foregoing restrictions in clauses (i) and (ii) shall not apply to any Group Employees who are “direct labor employees” paid on a hourly wage rate and whose employment with such other Party’s Group was exclusively dedicated to the performance of a contract between a member of such other Party’s Group and any Governmental Entity, which contract has been subsequently awarded to such soliciting or hiring Party’s Group. Notwithstanding the foregoing, the restrictions set forth in this Section 4.04 shall not be deemed to have been violated by a general solicitation that is not specifically directed at the Group Employees of the other Party, including, without limitation, advertising of open positions, participating in job fairs, or other generalized forms of solicitations.

Section 4.05 Legal Names and Signage.

(a) Except as otherwise specifically provided in any Ancillary Agreement, each Party shall exercise commercially reasonable efforts to cease (and cause all of the other members of its Group to cease), as soon as reasonably practicable after the Distribution Date, but in any event, shall cease, within three months thereafter: (i) making any use of any names or Trademarks that include (A) any of the Trademarks of the other Party or such other Party’s subsidiaries or Affiliates and (B) any names or Trademarks confusingly similar thereto (with respect to each Party, such Trademarks of the other Party or any of such other Party’s subsidiaries or Affiliates, the “Other Party Marks”), and (ii) holding themselves out as having any affiliation with the other Party or such other Party’s subsidiaries or Affiliates; provided, however, that the foregoing shall not prohibit any Party or any member of a Party’s Group from (1) with respect to Spinco or any member of the Spinco Group, for a period of one year from the Effective Time, stating in any advertising or any other communication that it is formerly an L-3 affiliate, (2) making use of any Other Party Mark in a manner that would constitute “fair use” under applicable Law if any unaffiliated third-party made such use or would otherwise be legally permissible for any unaffiliated third-party without the consent of the Party owning such Other Party Mark or (3) as may be required in any regulatory filing or submission or as may otherwise be required by Law. In furtherance of the foregoing, as soon as practicable, but in no event later than three months following the Effective Time, each Party shall (and cause all of the other members of its Group to) remove, strike over or otherwise obliterate all Other Party Marks from all of such Party’s and its subsidiaries’ and Affiliates’ Assets and other materials, including any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, websites, email, computer software and other materials and systems; provided, however, that Spinco shall promptly after the Effective Time post a disclaimer on the “www.EngilityCorp.com” website and on any other website of the members of the Spinco Group and informing its and the other members of the Spinco Group’s customers that as of the Effective Time and thereafter Spinco, and not L-3, is responsible for the operation of the Spinco Business, including such website and any applicable services. Any use by any Party or any of such Party’s subsidiaries or Affiliates of any of the Other Party Marks as permitted in this Section 4.05 is subject to their compliance with all quality control and related requirements and guidelines in effect for the Other Party Marks as of the Effective Time.

(b) Notwithstanding the foregoing requirements of Section 4.05(a), if any Party or any member of such Party’s Group exercised good faith efforts to comply with Section 4.05(a) but is unable, due to regulatory or other circumstance beyond its reasonable control, to effect a legal name change or other change in compliance with applicable Law such that an Other Party Mark remains in such Party’s or its Group member’s legal name, then such Party or its relevant Group member will not be deemed to be in breach hereof as long as it continues to exercise good faith efforts to effectuate such name change and does effectuate such name change within six months after the Effective Time, and, in such circumstances, such Party or Group member may continue to include in its assets and other materials references to the Other Party Mark that is in such Party’s or Group member’s legal name which includes references to “L-3” as applicable, but only to the extent necessary to identify such Party or Group member and only until such Party’s or Group member’s legal name can be changed to remove and eliminate such references.

(c) Notwithstanding the foregoing requirements of Section 4.05(a), Spinco shall not be required to change any name including the word “L-3” in any third-party contract or license, or in property records with respect to real or personal property, if an effort to change the name is commercially unreasonable; provided, however, that (i) Spinco on a prospective basis from and after the Effective Time shall change the name in any new or amended third-party contract or license or property record and (ii) Spinco shall not advertise or make public any continued use of the “L-3” name permitted by this Section 4.05(c).

(d) Spinco agrees as of the Distribution Date, on behalf of itself and its Affiliates, that none of them will assert, threaten to assert, or bring or threaten any Action under, the Spinco Patent and other Intellectual Property owned by the Spinco Group as of the Effective Time, with the exception of the Spinco Trademarks and the Spinco Copyrights, against L-3 or Affiliates of L-3 in connection with the conduct of their respective businesses, including the manufacture, use, export, repair, sale, offer for sale or other disposition of L-3 products and the performance of L-3 services. The foregoing agreement may sometimes be referred to herein as an “immunity from suit” and shall automatically extend to the benefit of customers purchasing products or services from L-3 or Affiliates of L-3 in connection with their use, marketing, distribution or resale of such products and to subcontractors, contract manufacturers, resellers and distributors to the extent they are manufacturing, marketing, using or selling products on behalf of L-3 or Affiliates of L-3 or their respective customers. The benefits of the foregoing immunity from suit shall be transferable to any successor to or assignee of L-3 or its Affiliates’ respective businesses or any portion thereof. The foregoing immunity from suit shall be automatically binding on any assignee of or successor to Spinco’s interest in the Spinco Patent. Notwithstanding the foregoing, to the extent that there is any Spinco Copyrights that are used in the operation of the L-3 Group’s business as currently conducted on or before the Effective Time, Spinco Group agrees not to assert such copyright against the L-3 Group in connection with the L-3 Group’s continued use of the copyrighted work in a similar manner as conducted in the operation of the L-3 Group’s business prior to the Effective Time.

(e) To the extent that there is any Patent or trade secret that is owned by the L-3 Group as of Effective Time and that is not included in the Spinco Assets and that is used in the operation of the business as currently conducted by Spinco on or before the Distribution Date, L-3 agrees not to assert such Patent or trade secret against Spinco in connection with Spinco’s continued use in the same manner as conducted in the operation of the business prior to the Distribution Date.

Section 4.06 Auditors and Audits; Annual and Quarterly Financial Statements and Accounting.

(a) Each Party agrees to the following:

(i) Annual Financial Statements. For the period ending 365 days following the Effective Time and in any event solely with respect to the preparation and audit of each of the Party’s financial statements for any of the years ended December 31, 2012, 2011 and 2010, each Party shall provide to the other Party on a timely basis all Information reasonably required to meet its schedule for the preparation, printing, filing and public dissemination of its annual financial statements and, to the extent applicable to such Party, for management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with all applicable provisions of Regulation S-K, including, without limitation, Items 307 and 308 of Regulation S-K and, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the Commission’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder (such assessments and audit being referred to as the “Internal Control Audit and Management Assessments”). Without limiting the generality of the foregoing, each Party will provide all required financial and other Information with respect to itself and its subsidiaries to its auditors in a sufficient and reasonable time and in sufficient detail to permit its auditors to take all steps and perform all reviews necessary to provide sufficient assistance to the other Party’s auditors on a reasonable timeframe with respect to information to be included or contained in the other Party’s annual financial statements and to permit the other Party’s auditors and management to complete the Internal Control Audit and Management Assessments within a reasonable period of time. In addition, in the event that any Party changes its independent auditors within one (1) year following the Distribution Date, then such Party may request reasonable access on the terms set forth in this Section 4.6 for a period of up to one hundred and eighty (180) days from such change.

(ii) Quarterly Assessment of Internal Controls. Spinco shall be required to complete and submit to L-3 the design, documentation and testing of all in-scope processes in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 as required and communicated by L-3 for the quarter ending June 29, 2012 by July 17, 2012.

(iii) Access to Personnel and Records. With respect to the fiscal year 2012, and any future fiscal year of each of L-3 and Spinco, each audited Party shall authorize its auditors, and use commercially reasonable efforts to cause its respective auditors, to make available to the other Party’s auditors (the other Party’s auditors, collectively, the “Other Party’s Auditors”), at the sole cost and expense of the Party requesting access, both the personnel who performed or are performing the annual audits of such audited Party (each such Party with respect to its own audit, the “Audited Party”) and work papers related to the annual audits of such Audited Party, in all cases within a reasonable time prior to such Audited Party’s auditors’ opinion date, so that the Other Party’s Auditors are able to perform the procedures they consider necessary to take responsibility for, or otherwise to review to the extent deemed required, the work of the Audited

Party’s auditors as it relates to their auditors’ report on or review of such other Party’s financial statements, all within sufficient time to enable such other Party to meet its timetable for the printing, filing and public dissemination of its annual or interim financial statements. In such an event, each Party shall make available to the Other Party’s Auditors and management its personnel and Records, at the sole cost and expense of the Party requesting access, in a reasonable time prior to the Other Party’s Auditors’ opinion or review date and the other Party’s management’s assessment date so that the Other Party’s Auditors and the other Party’s management are able to prepare its annual or interim financial statements or to perform the procedures they consider necessary to conduct the Internal Control Audit and Management Assessments.

(b) Spinco shall, at its cost and expense, provide to L-3 as promptly as reasonably practicable (but in no event later than July 23, 2012 in the case of clause (i) of this paragraph and August 10, 2012 in the case of clause (ii) of this paragraph) unaudited financial statements for the Spinco Business that are the substantial equivalent of the financial statements that the Spinco Business would have produced pursuant to an L-3 month end closing process and any additional financial and other Information reasonably requested by L-3 with respect to (i) the period beginning June 30, 2012 through the Distribution Date and (ii) the full month of July 2012.

(c) In the event a Party restates any of its financial statements that include such Party’s audited or unaudited financial statements with respect to any balance sheet date or period of operation between January 1, 2009 and December 31, 2012, such Party will deliver to the other Party a substantially final draft, as soon as the same is prepared, of any report to be filed by such first Party with the Commission that includes such restated audited or unaudited financial statements (the “Amended Financial Report”); provided, however, that such first Party may continue to revise its Amended Financial Report prior to its filing thereof with the Commission, which changes will be delivered to the other Party as soon as reasonably practicable; provided, further, however, that such first Party’s financial personnel will actively consult with the other Party’s financial personnel regarding any changes which such first Party may consider making to its Amended Financial Report and related disclosures prior to the anticipated filing of such report with the Commission, with particular focus on any changes which would have an effect upon the other Party’s financial statements or related disclosures. Each Party will reasonably cooperate with, and permit and make any necessary employees available to, the other Party, in connection with the other Party’s preparation of any Amended Financial Reports.

(d) If any Party or member of its respective Group is required, pursuant to Rule 3-09 of Regulation S-X or otherwise, to include in its Exchange Act filings audited financial statements or other Information of the other Party or member of the other Party’s Group, the other Party shall use commercially reasonable efforts to (i) provide such audited financial statements or other Information and (ii) cause its outside auditors to consent to the inclusion of such audited financial statements or other Information in the Party’s Exchange Act filings.

(e) Nothing in this Section 4.06 shall require any Party to violate any agreement with any third-party regarding the confidentiality of confidential and proprietary Information relating to such third-party or such third-party’s business; provided, however, that in the event that a Party is required under this Section 4.06 to disclose any such Information, such Party shall use commercially reasonable efforts to seek to obtain such third-party’s consent to the disclosure of such Information.

Section 4.07 No Restrictions on Post-Closing Competitive Activities; Corporate Opportunities.

(a) Except as expressly provided herein or in any of the Ancillary Agreements, it is the explicit intent of each of the Parties that this Agreement shall not include any non-competition or other similar restrictive arrangements with respect to the range of business activities that may be conducted by the Parties. Accordingly, except as expressly provided herein or in any of the Ancillary Agreements, each of the Parties acknowledges and agrees that nothing set forth in this Agreement shall be construed to create any explicit or implied restriction or other limitation on (i) the ability of the other Party hereto to engage in any business or other activity that competes with the business of such Party or (ii) the ability of the other Party to engage in any specific line of business or engage in any business activity in any specific geographic area.

(b) Except as expressly provided herein or in any of the Ancillary Agreements, L-3 and the L-3 Group shall have the right to, and shall have no duty not to (i) engage in the same or similar business activities or lines of business as Spinco or any other member of the Spinco Group, (ii) do business with any client or customer of Spinco or any other member of the Spinco Group and (iii) except as provided in Section 4.04, employ or otherwise engage any officer or employee of Spinco or any other member of the Spinco Group, and neither L-3 nor the L-3 Group nor any officer or director thereof shall be liable to Spinco or any other member of the Spinco Group or any of Spinco’s stockholders after the Distribution for breach of any fiduciary duty by reason of any such activities of L-3 or any other member of the L-3 Group or of such Person’s participation therein.

(c) Except as expressly provided herein or in any of the Ancillary Agreements, Spinco and the Spinco Group shall have the right to, and shall have no duty not to (i) engage in the same or similar business activities or lines of business as L-3 or any other member of the L-3 Group, (ii) do business with any client or customer of L-3 or any other member of the L-3 Group and (iii) except as provided in Section 4.04, employ or otherwise engage any officer or employee of L-3 or any other member of the L-3 Group, and neither Spinco nor the Spinco Group nor any officer or director thereof shall be liable to L-3 or any other member of the L-3 Group or any of L-3’s stockholders for breach of any fiduciary duty by reason of any such activities of Spinco or the Spinco Group or of such Person’s participation therein.

(d) In the event that L-3 or any other member of the L-3 Group acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both L-3 or any other member of the L-3 Group and Spinco or any other member of the Spinco Group, neither L-3 nor any other member of the L-3 Group nor any agent or advisor thereof shall have any duty to communicate or present such corporate opportunity to Spinco or any other member of the Spinco Group and shall not be liable to Spinco or any other member of the Spinco Group or to Spinco’s post-Distribution stockholders for breach of any fiduciary duty by reason of the fact that L-3 or any other member of the L-3 Group pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another Person or entity, or does not present such corporate opportunity to Spinco or any other member of the Spinco Group.

(e) In the event that Spinco or any other member of the Spinco Group acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both L-3 or any other member of the L-3 Group and Spinco or any other member of the Spinco Group, neither Spinco nor any other member of the Spinco Group nor any agent or advisor thereof shall have any duty to communicate or present such corporate opportunity to L-3 or any other member of the L-3 Group and shall not be liable to L-3 or any other member of the L-3 Group or to L-3’s stockholders for breach of any fiduciary duty by reason of the fact that Spinco or any other member of the Spinco Group pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another Person or entity, or does not present such corporate opportunity to L-3 or any other member of the L-3 Group.

(f) For the purposes of this Section 4.07, “corporate opportunities” of Spinco or any other member of the Spinco Group shall include, but not be limited to, business opportunities (i) that Spinco or any other member of the Spinco Group is financially able to undertake, (ii) that are, by their nature, in a line of business of Spinco or any other member of the Spinco Group, including the Spinco Business, (iii) that are of practical advantage to Spinco or any other member of the Spinco Group, (iv) in which Spinco or any other member of the Spinco Group has an interest or a reasonable expectancy and (v) in which, by embracing the opportunities, Spinco or any other member of the Spinco Group will cause the self-interest of L-3 or any other member of the L-3 Group or any of their officers or directors to be brought into conflict with that of Spinco or any other member of the Spinco Group, and “corporate opportunities” of L-3 or any other member of the L-3 Group shall include, but not be limited to, business opportunities (i) that L-3 or any other member of the L-3 Group is financially able to undertake, (ii) that are, by their nature, in a line of business of L-3 or any other member of the L-3 Group, (iii) that are of practical advantage to L-3 or any other member of the L-3 Group, (iv) in which L-3 or any other member of the L-3 Group have an interest or a reasonable expectancy and (v) in which, by embracing the opportunities, L-3 or any other member of the L-3 Group will cause the self-interest of Spinco or any other member of the Spinco Group or any of their officers or directors to be brought into conflict with that of L-3 or any other member of the L-3 Group.

Section 4.08 Right of Offset.

(a) To the extent L-3 or any other member of the L-3 Group has the obligation to pay any amounts hereunder, including under the provisions of Article VI, or under any Ancillary Agreement (other than the Transition Services Agreement) or under any other arrangement between any member of the L-3 Group and Spinco or any other member of the Spinco Group, then following notice of such proposed offset L-3 may satisfy such amounts out of and shall have a right of off-set against any amounts then currently due from Spinco or any other member of the Spinco Group to L-3 or any other member of the L-3 Group hereunder or thereunder. The Parties shall conduct a final accounting for such amounts within 90 days of the Distribution Date, and related payments required to be made by either Spinco or L-3 to the extent the amounts determined by such final accounting are higher or lower, respectively, than L-3’s estimate shall be made not later than 120 days after the Distribution Date.

(b) To the extent Spinco or any other member of the Spinco Group has the obligation to pay any amounts hereunder, including under the provisions of Article VI, or under any Ancillary Agreement (other than the Transition Services Agreement) or under any other arrangement between any member of the Spinco Group and L-3 or any other member of the L-3 Group, then following notice of such proposed offset Spinco may satisfy such amounts out of and shall have a right of off-set against any amounts then currently due from L-3 or any other member of the L-3 Group to Spinco or any other member of the Spinco Group hereunder or thereunder. The parties shall conduct a final accounting for such amounts within 90 days of the Distribution Date, and related payments required to be made by either Spinco or L-3 to the extent the amounts determined by such final accounting are higher or lower, respectively, than Spinco’s estimate shall be made not later than 120 days after the Distribution Date.

ARTICLE V

LITIGATION MATTERS

Section 5.01 Case Allocation.

(a) As of the Distribution Date, Spinco shall, and, as applicable, shall cause the other members of the Spinco Group to (i) diligently conduct, at its sole cost and expense, the defense of the Spinco Actions, including the Spinco Actions listed on Schedule 5.01(a) and any applicable future Spinco Actions; (ii) notify L-3 of material litigation developments related to the Spinco Actions; and (iii) agree not to file any cross claim or institute separate legal proceedings against L-3 in relation to the Spinco Actions.

(b) As of the Distribution Date, L-3 shall, and, as applicable, shall cause the other members of the L-3 Group to (i) diligently conduct, at its sole cost and expense, the defense of the L-3 Actions, including the L-3 Actions listed on Schedule 5.01(b) and any applicable future L-3 Actions; (ii) notify Spinco of material litigation developments related to the L-3 Actions; and (iii) agree not to file any cross claim or institute separate legal proceedings against Spinco in relation to the L-3 Actions.

(c) Notwithstanding anything in this Section 5.01 to the contrary, L-3 shall have the right to participate in the defense of any Spinco Action and to be represented by attorneys of its own choosing and at its sole cost and expense.

(d) Spinco shall indemnify and hold harmless L-3 and other members of the L-3 Group against Liabilities arising in connection with Spinco Actions, and L-3 shall indemnify and hold harmless Spinco and other members of the Spinco Group against Liabilities arising in connection with L-3 Actions, in each case, in accordance with the indemnification provisions of Article VI, except that the L-3 Group shall remain solely liable for its costs of responding to discovery requests for the Spinco Actions, but not any other Liabilities in connection with such Spinco Actions, including as a result of any decisions or award of a Governmental Entity or arbitrator or settlement in respect thereof.

(e) As of the Distribution Date, L-3 shall, and, as applicable, shall cause the other members of the L-3 Group to (i) diligently conduct the defense of the Joint Actions, including the Joint Actions listed on Schedule 5.01(e) and any applicable future Joint Actions; (ii) notify Spinco of material litigation developments related to the Joint Actions; and (iii) agree not to file any cross claim or institute separate legal proceedings against Spinco in relation to the Joint Actions; provided, that if it becomes clear that a Joint Action relates primarily to the Spinco Business then from and after such time such Joint Action shall instead be deemed to be a Spinco Action subject to Section 5.01(a) above, and Spinco shall promptly reimburse L-3 for any costs or expenses incurred by L-3 in connection with such Joint Action pursuant to Section 5.01(f); provided, further, that if it becomes clear that a Joint Action does not relate primarily to the Spinco Business then from and after such time such Joint Action shall instead be deemed to be an L-3 Action subject to Section 5.01(b) above, and L-3 shall promptly reimburse Spinco for any costs or expenses incurred by Spinco in connection with such Joint Action pursuant to Section 5.01(f). L-3 and Spinco shall regularly meet to review and discuss the progress of the Joint Actions and the classification thereof. In addition, Spinco shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement of any Joint Action, at its own expense.

(f) Until such time as the respective Liabilities of the members of the L-3 Group and Spinco Group are determined in connection with any Joint Action, L-3 and Spinco shall each pay 50% of the costs and expenses associated with the defense of such Joint Action. The Parties agree that, to effect the foregoing sharing arrangement, counsel in connection with any Joint Action shall be instructed to render separate bills to L-3 and to Spinco. In the event that either Party pays any costs or expenses that are the responsibility of the other Party hereunder (including any costs or expenses paid by either Party in connection with a Joint Action pursuant to the first sentence of this Section 5.01(f), which Joint Action is subsequently deemed to be a Spinco Action or L-3 Action, as the case may be), the responsible Party shall promptly reimburse the other Party for such amounts. Spinco shall have the right to employ separate counsel to represent it and members of the Spinco Group if Spinco shall have reasonably concluded that there may be a legal defense available to members of the Spinco Group that are different from or in addition to those available to L-3 or representation of both L-3 (or any member of the L-3 Group) and Spinco (or any member of the Spinco Group) by the same counsel would be inappropriate due to actual or potential differing interests between them, in which case fees and expenses of such counsel incurred by Spinco shall be included in the amounts allocated by the immediately following sentence of this Section 5.01(f). Upon the determination of Liability of the members of the L-3 Group and Spinco Group in connection with any Joint Action, Spinco shall indemnify and hold harmless L-3 and other members of the L-3 Group against the portion of such Liabilities relating primarily to the Spinco Business, and L-3 shall indemnify and hold harmless Spinco and other members of the Spinco Group against the portion of such Liabilities relating primarily to the L-3 Business, including, in each case, the costs and expenses associated with the defense of such Joint Action since the beginning of such Joint Action, which shall be allocated between L-3 and Spinco in proportion to the Liability with respect to such Joint Action of members of the L-3 Group, on the one hand, and members of the Spinco Group, on the other hand; provided, that in the event the respective Liabilities of the members of the L-3 Group and Spinco Group are unable to be determined with respect to any Joint Action, 50% shall be deemed to be allocated to each of the L-3 Group and Spinco Group. Indemnification pursuant to this Section 5.01(f) shall be in accordance with the indemnification provisions of Article VI.

Section 5.02 Litigation Cooperation.

(a) Each of L-3 and Spinco agrees that at all times from and after the Effective Time, if an Action currently exists or is commenced by a third-party with respect to which a Party (or any member of such Party’s respective Group) is a named defendant but such Action is otherwise not a Liability allocated to such named Party under this Agreement or any Ancillary Agreement, then the other Party shall use commercially reasonable efforts to cause the named but not liable defendant to be removed from such Action and such defendant shall not be required to make any payments or contribution in connection therewith.

(b) If, in the case of any Action involving a matter contemplated by Section 5.01, there is believed to be a conflict of interest between the Parties, or in the event that any Third Party Claim seeks equitable relief which would restrict or limit the future conduct of the non-responsible Party or such Party’s business or operations, such Party shall be entitled to retain, at the responsible Party’s expense, separate counsel as required by the applicable rules of professional conduct (which counsel shall be reasonably acceptable to the responsible Party) and to participate in (but not control) the defense, compromise or settlement of that portion of the Action where there is believed to be a conflict of interest or the Third Party Claim that seeks equitable relief with respect to the named Party.

(c) L-3 and Spinco shall each use commercially reasonable efforts to make available to the other, upon written request, its officers, directors, employees and agents, and the officers, directors, employees and agents of its subsidiaries, as witnesses to the extent that such individuals may reasonably be required in connection with any legal, administrative or other proceedings arising out of the business of the other, or of any entity that is part of the other Party’s Group in which the requesting Party or a member of its Group may be involved. The requesting Party shall bear all out-of-pocket expenses in connection therewith. On and after the Effective Time, in connection with any matter contemplated by this Section 5.02(c), the Parties will maintain any attorney-client privilege or work product immunity of any member of any Group as required by this Agreement or any Ancillary Agreement.

ARTICLE VI

RELEASE AND INDEMNIFICATION

Section 6.01 Release of Pre-Distribution Claims.

(a) Except (i) as provided in Section 6.01(b), (ii) as may be otherwise expressly provided in this Agreement or in any Ancillary Agreement and (iii) for any matter for which a Party is entitled to indemnification pursuant to this Article VI, each Party (A) for itself and each member of its respective Group, their respective Affiliates as of the Effective Time and all Persons who at any time prior to the Effective Time were directors, officers, agents or employees of any member of their Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, does hereby remise, release and forever discharge the other Party and the other members of such other Party’s Group, their respective Affiliates and all Persons who at any time prior to the Effective Time were shareholders, directors, officers, officers, agents or employees of any member of such other Party (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Effective Time, including in connection with all activities to implement the Distribution and any of the other transactions contemplated hereunder and under the Ancillary Agreements and (B) in any event will not, and will cause its respective subsidiaries not to, bring any Action or claim against any member of the other Group in respect of any such Liabilities.

(b) Nothing contained in Section 6.01(a), Section 9.01(a) or Section 9.01(b) shall impair or otherwise affect any right of any Party and, as applicable, a member of such Party’s Group, to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings contemplated in this Agreement or in any Ancillary Agreement to continue in effect after the Effective Time. In addition, nothing contained in Section 6.01(a) shall release any Person from:

(i) any Liability assumed, transferred or allocated to a Party or a member of such Party’s Group pursuant to or contemplated by, or any other Liability of any member of such Group under, this Agreement or any Ancillary Agreement, including (A) with respect to L-3, any L-3 Liability or (B) with respect to Spinco, any Spinco Liability;

(ii) any Liability for the sale, lease, construction, manufacture or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from or on behalf of a member of the other Group prior to the Effective Time;

(iii) any Liability provided in or resulting from any other contract or understanding that is entered into after the Effective Time between a Party (and/or a member of such Party’s Group), on the one hand, and the other Party (and/or a member of such other Party’s Group), on the other hand;

(iv) any Liability that the Parties may have with respect to indemnification pursuant to this Agreement or otherwise for claims brought against the Parties by third-parties, which Liability shall be governed by the provisions of this Agreement and, in particular, this Article VI and, if applicable, the appropriate provisions of the Ancillary Agreements; and

(v) any Liability the release of which would result in the release of any Person not otherwise intended to be released pursuant to this Section 6.01.

(c) Each Party shall not, and shall not permit any member of its Group to, make any claim, demand or offset, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against the other Party or any member of such other Party’s Group, or any other Person released pursuant to Section 6.01(a), with respect to any Liabilities released pursuant to Section 6.01(a).

(d) It is the intent of each Party, by virtue of the provisions of this Section 6.01, to provide, to the fullest extent permitted by applicable Law, for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed at or before the Effective Time, whether known or unknown, between or among any Party (and/or a member of such Party’s Group), on the one hand, and the other Party (and/or a member of such other Party’s Group), on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members at or before the Effective Time), except as specifically set forth in Section 6.01(a) and Section 6.01(b). At any time, at the reasonable request of the other Party, each Party shall cause each member of its respective Group and, to the fullest extent practicable, each other Person on whose behalf it released Liabilities pursuant to this Section 6.01, to execute and deliver releases, to the fullest extent permitted by applicable Law, reflecting the provisions hereof.

Section 6.02 Spinco Indemnification of the L-3 Group. On and after the Distribution Date, Spinco shall indemnify, defend and hold harmless each member of the L-3 Group, and each of their respective directors, officers, employees and agents (the “L-3 Indemnitees”) from and against any and all Indemnifiable Losses incurred or suffered by any of the L-3 Indemnitees and arising out of, or due to (a) the failure of Spinco or any member of the Spinco Group to pay, perform or otherwise discharge, any of the Spinco Liabilities, (b) any untrue statement or alleged untrue statement of any material fact contained in the preliminary or final Form 10, the preliminary or final Information Statement or any amendment or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading (other than the Information about L-3 included in the sections of the Information Statement entitled “Summary—Summary of the Spin-Off,” and “The Spin-Off,” or any amendment or supplement thereto), excluding Information in the Information Statement regarding whether the Distribution is taxable and (c) any breach by Spinco or any member of the Spinco Group of this Agreement; provided, that Spinco shall have no obligation to indemnify L-3 or any other member of the L-3 Group with respect to any matter to the extent that such party has engaged in any knowing violation of Law, fraud or misrepresentation in connection therewith.

Section 6.03 L-3 Indemnification of Spinco Group. On and after the Distribution Date, L-3 shall indemnify, defend and hold harmless each member of the Spinco Group and each of their respective directors, officers, employees and agents (the “Spinco Indemnitees”) from and against any and all Indemnifiable Losses incurred or suffered by any of the Spinco Indemnitees and arising out of, or due to (a) the failure of L-3 or any member of the L-3 Group to pay, perform or otherwise discharge, any of the L-3 Liabilities, (b) any untrue statement or alleged untrue statement of any material fact regarding L-3 included in the sections of the Information Statement entitled “Summary—Summary of the Spin-Off,” and “The Spin-Off,” or any amendment or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading and (c) any breach by L-3 or any member of the L-3 Group of this Agreement; provided, that L-3 shall have no obligation to indemnify Spinco or any other member of the Spinco Group with respect to any matter to the extent that such party has engaged in any knowing violation of Law, fraud or misrepresentation in connection therewith.

Section 6.04 Contribution. In circumstances in which the indemnity agreements provided for in Section 6.02 and Section 6.03 are unavailable or insufficient, for any reason, to hold harmless an indemnified party in respect of any Indemnifiable Losses arising thereunder, each indemnifying party, in order to provide for just and equitable contribution, shall contribute to the amount paid or payable by such indemnified party as a result of such Indemnifiable Losses, in proportion to the relative fault of the indemnifying party or parties on the one hand and the indemnified party on the other in connection with the statements or omissions or alleged statements or omissions that resulted in such Indemnifiable Losses, as well as any other relevant equitable considerations. The relative fault of the parties shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to Information supplied by Spinco or L-3, the Parties’ relative intents, knowledge, access to Information and opportunity to correct or prevent such statement or omission, and any other equitable considerations appropriate in the circumstances.

Section 6.05 Insurance and Third Party Obligations. No insurer or any other third-party shall be, by virtue of the foregoing indemnification provisions (a) entitled to a benefit it would not be entitled to receive in the absence of such provisions, (b) relieved of the responsibility to pay any claims to which it is obligated or (c) entitled to any subrogation rights with respect to any obligation hereunder.

Section 6.06 Indemnification Obligations Net of Insurance Proceeds and Other Amounts on a Net Tax Benefit Basis.

(a) Any Liability subject to indemnification or contribution pursuant to this Article VI will be (i) net of Insurance Proceeds that actually reduce the amount of the Liability, (ii) net of any proceeds received by an Indemnified Party from any third-party for indemnification for such Liability that actually reduce the amount of the Liability (“Third Party Proceeds”), (iii) reduced by any Tax benefit actually realized by the Indemnified Party (calculated on a with and without basis) arising from the incurrence or payment of any such Liability and (iv) increased by any Tax detriment actually incurred by the Indemnified Party (calculated on a with and without basis) as a result of the receipt or accrual of the Indemnity Payment (as defined below) in respect of such Liability. Accordingly, the amount which any Indemnifying Party is required to pay pursuant to this Article VI to any Indemnified Party will be reduced by any Insurance Proceeds, Tax benefits actually realized or Third Party Proceeds theretofore actually recovered by or on behalf of the Indemnified Party in respect of the related Liability, and shall be increased by any Tax detriments actually incurred. If an Indemnified Party receives a payment required by this Agreement from an Indemnifying Party in respect of any Liability (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third Party Proceeds, then the Indemnified Party will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or Third Party Proceeds had been received, realized or recovered before the Indemnity Payment was made. If a Tax benefit or Tax detriment is actually realized or incurred after the payment of any Indemnity Payment hereunder, the Indemnified or Indemnifying Party, as the case may be, shall pay to the other the amount of any such Tax benefit or Tax detriment when actually realized or incurred. Adjustments will be made if any such Tax benefits are disallowed or such Tax detriments are not ultimately incurred.

(b) An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification and contribution provisions hereof, have any subrogation rights with respect thereto. The Indemnified Party shall use commercially reasonable efforts to seek to collect or recover any third-party Insurance Proceeds and any Third Party Proceeds to which the Indemnified Party is entitled in connection with any Liability for which the Indemnified Party seeks contribution or indemnification pursuant to this Article VI; provided, that the Indemnified Party’s inability to collect or recover any such Insurance Proceeds or Third Party Proceeds shall not limit the Indemnifying Party’s obligations hereunder.

Section 6.07 Notice and Payment of Claims. If any L-3 Indemnitee or Spinco Indemnitee (the “Indemnified Party”) determines that it is or may be entitled to indemnification by a Party (the “Indemnifying Party”) under this Article VI (other than in connection with any Action or claim subject to Section 6.08), the Indemnified Party shall promptly deliver to the Indemnifying Party a written notice specifying, to the extent reasonably practicable, the basis for its claim for indemnification and the amount for which the Indemnified Party reasonably believes it is entitled to be indemnified; provided, that the failure of the Indemnified Party to provide such written notice shall not relieve the Indemnifying Party of its obligations under this Agreement, except to the extent that the Indemnifying Party is prejudiced by such failure to give notice.

Section 6.08 Notice and Defense of Third Party Claims. Promptly following the earlier of (a) receipt of notice of the commencement by a third-party of any Third Party Claim or (b) receipt of Information from a third-party alleging the existence of a Third Party Claim, the Indemnified Party shall give the Indemnifying Party written notice thereof. The failure of the Indemnified Party to give notice as provided in this Section 6.08 shall not relieve the Indemnifying Party of its obligations under this Agreement, except to the extent that the Indemnifying Party is prejudiced by such failure to give notice. The Indemnifying Party may, at its option, by giving written notice thereof to the Indemnified Party acknowledging, as between the Parties, Liability for such Third Party Claim, elect to assume the defense of such Third Party Claim at its sole cost and expense; provided, that the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim to the extent such Third Party Claim (i) is an allegation of a criminal violation or (ii) seeks injunctive relief against the L-3 Indemnitee or Spinco Indemnitee, as the case may be. Any contest of a Third Party Claim as to which the Indemnifying Party has elected to assume the defense shall be conducted by attorneys employed by the Indemnifying Party and reasonably satisfactory to the Indemnified Party; provided, that the Indemnified Party shall have the right to participate in such proceedings and to be represented by attorneys of its own choosing at the Indemnified Party’s sole cost and expense; provided, further, that in the event of a conflict of interest between the Indemnifying Party and the Indemnified Party, the Indemnified Party shall be entitled to retain, at the Indemnifying Party’s expense, separate counsel as required by the applicable rules of professional conduct with respect to such matter. If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnifying Party may settle or compromise the claim without the prior written consent of the Indemnified Party; provided, that the Indemnifying Party may not agree to any such settlement pursuant to which any remedy or relief, other than monetary damages for which the Indemnifying Party shall be responsible hereunder, shall be applied to or against the Indemnified Party, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed. If the Indemnifying Party does not assume the defense of a Third Party Claim for which it has acknowledged Liability for indemnification under Article VI, the Indemnified Party may require the Indemnifying Party to reimburse it on a current basis for its reasonable expenses of investigation, reasonable attorneys’ fees and reasonable out-of-pocket expenses incurred in defending against such Third Party Claim, and the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party; provided, that the Indemnifying Party shall not be liable for any settlement effected without its consent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 6.09 Indemnification Payments. Indemnification required by this Article VI shall be made by periodic payments of the amount thereof in a timely fashion during the course of the investigation or defense, as and when bills are received or an Indemnifiable Loss incurred; provided, that the Indemnifying Party shall pay to the Indemnified Party in cash the amount for which the Indemnified Party is entitled to be indemnified (if any) within 15 days after the final resolution of any Third Party Claim (whether by the final nonappealable judgment of a court of competent jurisdiction or otherwise), or, in the case of any Third Party Claim as to which the Indemnifying Party has not acknowledged Liability, within 30 days after such Indemnifying Party’s objection has been resolved by settlement, compromise or the final nonappealable judgment of a court of competent jurisdiction.

ARTICLE VII

EMPLOYEE MATTERS

Section 7.01 Employee Matters Agreement. All matters relating to or arising out of any employee benefit, compensation or welfare arrangement in respect of any present and former employee of the L-3 Group or the Spinco Group shall be governed by the Employee Matters Agreement, except as may be expressly stated herein. In the event of any inconsistency with respect to such matters between the Employee Matters Agreement and this Agreement or any Ancillary Agreement, the Employee Matters Agreement shall govern to the extent of the inconsistency.

ARTICLE VIII

TAX MATTERS

Section 8.01 Tax Matters Agreement. All matters relating to Taxes shall be governed exclusively by the Tax Matters Agreement, except as may be expressly stated herein. In the event of any inconsistency with respect to such matters between the Tax Matters Agreement and this Agreement or any Ancillary Agreement, the Tax Matters Agreement shall govern to the extent of the inconsistency.

ARTICLE IX

ACCOUNTING MATTERS

Section 9.01 Intercompany Accounts.

(a) Each Intercompany Account outstanding immediately prior to the Effective Time, in any general ledger account of L-3, Spinco or any of their respective Affiliates, other than those set forth on Schedule 9.01(a), shall be satisfied and/or settled by the relevant members of the L-3 Group and the Spinco Group no later than the Effective Time by (i) forgiveness by the relevant obligor, (ii) one or a related series of distributions of capital or (iii) non-cash intercompany transfer and settlement through L-3’s corporate procedures, in each case as agreed to by the Parties.

(b) Each such Intercompany Account set forth on Schedule 9.01(a) shall continue to be outstanding after the Effective Time and thereafter (i) shall be an obligation of the relevant Party (or the relevant member of such Party’s Group), each responsible for fulfilling its (or a member of such Party’s Group’s) obligations in accordance with the terms and conditions applicable to such obligation, and (ii) shall be for each relevant Party (or the relevant member of such Party’s Group) an obligation to a third-party and shall no longer be an Intercompany Account.

ARTICLE X

TRANSITION SERVICES

Section 10.01 Transition Services Agreement. All matters relating to the provision of support and other services by the L-3 Group to the Spinco Group after the Effective Time covered by the Transition Services Agreement shall be governed exclusively by the Transition Services Agreements, except as may be expressly stated herein. In the event of any inconsistency with respect to such matters between the Transition Services Agreement and this Agreement or any Ancillary Agreement, the Transition Services Agreement shall govern to the extent of the inconsistency.

ARTICLE XI

INFORMATION; SEPARATION OF DATA

Section 11.01 Provision of Corporate Records. As soon as practicable following the Effective Time, L-3 and Spinco shall each arrange for the provision to the other of existing Records in its possession relating to the other Party or its business and affairs or to any other entity that is part of such other Party’s respective Group or to the business and affairs of such other entity.

Section 11.02 Access to Information. From and after the Effective Time, L-3 and Spinco shall each afford the other and its accountants, counsel and other designated representatives reasonable access (including using commercially reasonable efforts to give access to Persons possessing Information) and duplicating rights during normal business hours to all Records in its possession relating to the business and affairs of the other Party or a member of its Group (other than data and Information subject to an attorney/client or other privilege), insofar as such access is reasonably required by the other including, without limitation, for audit, accounting, regulatory and litigation purposes.

Section 11.03 Confidentiality.

(a) Notwithstanding any termination of this Agreement, the Parties shall hold, and shall cause each of their respective subsidiaries to hold, and shall each cause their respective officers, employees, agents, consultants and advisors to hold, in strict confidence, and not to disclose or release or use, for any ongoing or future commercial purpose, without the prior written consent of the other Party, any and all Confidential Information concerning the other Party; provided, that the Parties may disclose, or may permit disclosure of, Confidential Information (i) to their respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such information for auditing and other non-commercial purposes and are informed of their obligation to, and agree to, hold such Confidential Information confidential to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, (ii) if the Parties or any of their respective subsidiaries are required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule, (iii) as required in connection with any legal or other proceeding by one Party against the other Party or (iv) as necessary in order to permit a Party to prepare and disclose its financial statements, or other required disclosures; provided, further, that each Party (and members of its Group as necessary) may use, or may permit use of, Confidential Information of the other Party in connection with such first Party performing its obligations, or exercising its rights, under this Agreement or any Ancillary Agreement. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (iii) above, each Party, as applicable and to the extent not prohibited by any applicable Laws, shall promptly notify the other of the existence of such request or demand and shall provide the other a reasonable opportunity to seek an appropriate protective order or other remedy, which such Parties will reasonably cooperate in obtaining. In the event that such appropriate protective order or other remedy is not obtained, the Party whose Confidential Information is required to be disclosed shall or shall cause the other Party to furnish, or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such information.

(b) Notwithstanding anything to the contrary set forth herein (i) the Parties shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information if they exercise the same degree of care (but no less than a reasonable degree of care) as they take to preserve confidentiality for their own similar Information and (ii) confidentiality obligations provided for in any agreement between each Party or its subsidiaries and their respective employees shall remain in full force and effect. Notwithstanding anything to the contrary set forth herein, Confidential Information of any Party in the possession of and used by the other Party as of the Effective Time may continue to be used by such Party in possession of the Confidential Information in and only in the operation of its business (i.e., the L-3 Business or the Spinco Business, as the case may be); provided, that such Confidential Information may be used only so long as the Confidential Information is maintained in confidence and not disclosed in violation of Section 11.03(a). Such continued right to use may not be transferred (directly or indirectly) to any third-party without the prior written consent of the applicable Party, except pursuant to Section 13.05(a).

(c) Each Party acknowledges that it and the other members of its Group may have in their possession confidential or proprietary Information of third-parties that was received under confidentiality or non-disclosure agreements with such third-party prior to the Effective Time. Such Party will hold, and will cause the other members of its Group and their respective representatives to hold, in strict confidence the confidential and proprietary Information of third-parties to which they or any other member of their respective Groups has access, in accordance with the terms of any agreements entered into prior to the Effective Time between one or more members of the such Party’s Group (whether acting through, on behalf of, or in connection with, the separated businesses) and such third-parties.

(d) Upon the written request of a Party, the other Party shall promptly (i) deliver to such requesting Party all original Confidential Information (whether written or electronic) concerning such requesting Party and/or its subsidiaries and (ii) if requested in writing by such requesting Party, destroy any copies of such Confidential Information (including any extracts there from). Upon the written request of such requesting Party, the other Party shall cause one of its duly authorized officers to certify in writing to such requesting Party that the requirements of the preceding sentence have been satisfied in full.

Section 11.04 Privileged Matters.

(a) The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the members of the L-3 Group and the Spinco Group, and that each of the members of the L-3 Group and the Spinco Group should be deemed to be the client with respect to such pre-separation services for the purposes of asserting all privileges which may be asserted under applicable Law.

(b) The Parties recognize that legal and other professional services will be provided following the Effective Time which will be rendered solely for the benefit of L-3 or Spinco, as the case may be. With respect to such post-separation services, the Parties agree as follows:

(i) L-3 shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Information which relates solely to the L-3 Business, whether or not the privileged Information is in the possession of or under the control of L-3 or Spinco. L-3 shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Information that relates solely to the subject matter of any claims constituting L-3 Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by L-3, whether or not the privileged Information is in the possession of or under the control of L-3 or Spinco; and

(ii) Spinco shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Information which relates solely to the Spinco Business, whether or not the privileged Information is in the possession of or under the control of L-3 or Spinco. Spinco shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Information that relates solely to the subject matter of any claims constituting Spinco Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by Spinco, whether or not the privileged Information is in the possession of or under the control of L-3 or Spinco.

(c) The Parties agree that they shall have a shared privilege, with equal right to assert or waive, subject to the restrictions in this Section 11.04, with respect to all privileges not allocated pursuant to the terms of Section 11.04(b). All privileges relating to any claims, proceedings, litigation, disputes or other matters which involve both L-3 and Spinco in respect of which both Parties retain any responsibility or Liability under this Agreement, shall be subject to a shared privilege among them.

(d) No Party may waive any privilege which could be asserted under any applicable Law, and in which any other Party has a shared privilege, without the consent of the other Party, which shall not be unreasonably withheld or delayed or as provided in Section 11.04(e) or Section 11.04(f) below. Consent shall be in writing, or shall be deemed to be granted unless written objection is made within 20 days after notice upon the other Party requesting such consent. Each Party shall use its reasonable best efforts to preserve any privilege held by the other Party if that privilege is a shared privilege or has been allocated to the other Party pursuant to Section 11.04(b).

(e) In the event of any litigation or dispute between or among the Parties, or any members of their respective Groups, either such Party may waive a privilege in which the other Party or member of such Group has a shared privilege, without obtaining the consent of the other Party; provided, that such waiver of a shared privilege shall be effective only as to the use of Information with respect to the litigation or dispute between the relevant Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared privilege with respect to third-parties.

(f) If a dispute arises between the Parties or their respective subsidiaries regarding whether a privilege should be waived to protect or advance the interest of either Party, each Party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other Party, and shall not unreasonably withhold consent to any request for waiver by the other Party. Each Party specifically agrees that it will not withhold consent to waiver for any purpose except to protect its own legitimate interests.

(g) Upon receipt by either Party or by any subsidiary thereof of any subpoena, discovery or other request which arguably calls for the production or disclosure of Information subject to a shared privilege or as to which the other Party has the sole right hereunder to assert a privilege, or if either Party obtains knowledge that any of its or any of its subsidiaries’ current or former directors, officers, agents or employees have received any subpoena, discovery or other requests which arguably calls for the production or disclosure of such privileged Information, such Party shall promptly notify the other Party of the existence of the request and shall provide the other Party a reasonable opportunity to review the Information and to assert any rights it or they may have under this Section 11.04 or otherwise to prevent the production or disclosure of such privileged Information.

(h) The transfer of all Information pursuant to this Agreement is made in reliance on the agreement of L-3 and Spinco as set forth in Section 11.03 and Section 11.04 to maintain the confidentiality of privileged Information and to assert and maintain all applicable privileges. Nothing provided for herein or in any Ancillary Agreement shall be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

Section 11.05 Ownership of Information. Any Information owned by one Party or any of its subsidiaries that is provided to a requesting Party pursuant to Article VI, Article XIII or this Article XI shall be deemed to remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

Section 11.06 Separation of Data. Spinco acknowledges and agrees that L-3 may, after the Effective Time, delete or cause to be deleted any Information which either does or does not relate to the Spinco Business which is contained in, stored in or accessible through any Software provided to Spinco under the Transition Services Agreement or otherwise. The foregoing will not be deemed to be a violation of any provision of this Agreement or the Transition Services Agreement. The provisions of Section 11.03 apply to Spinco’s use of any such Information prior to its deletion.

Section 11.07 Hosting. Spinco agrees that a member of the Spinco Group will house the hardware that is owned by members of the L-3 Group and relates to the technology commonly known as “C4N” for six months after the Effective Time, at no charge to the L-3 Group. The Spinco Group may use such hardware during such time at no charge.

ARTICLE XII

INTEREST ON PAYMENTS

Section 12.01 Interest. Except as otherwise expressly provided in this Agreement or an Ancillary Agreement, all payments by one Party to the other under this Agreement or any Ancillary Agreement shall be paid by company check or wire transfer of immediately available funds to an account in the United States designated by the recipient, within 30 days after receipt of an invoice or other written request for payment setting forth the specific amount due and a description of the basis therefor in reasonable detail. Any amount remaining unpaid beyond its due date, including disputed amounts that are ultimately determined to be payable, shall bear interest at a rate of simple interest per annum equal to the Applicable Rate. Notwithstanding anything to the contrary contained herein or in any Ancillary Agreement, in no event shall the amount or rate of interest due and payable exceed the maximum amount or rate of interest allowed by applicable Law and, in the event any such excess payment is made or received, such excess sum shall be credited as a payment of principal (or if no principal shall remain outstanding, shall be refunded).

ARTICLE XIII

MISCELLANEOUS

Section 13.01 Expenses.

(a) Except with respect to costs and expenses incurred exclusively or primarily for the benefit of Spinco that are incurred on or after the Distribution Date or as set forth on Schedule 13.01(a) or as specifically provided in this Agreement or any Ancillary Agreement, L-3 shall pay (a) all costs and expenses incurred by L-3 and its subsidiaries prior to the Distribution Date in connection with the spin-off and the transactions contemplated by this Agreement (including, without limitation, the costs and expenses set forth on Schedule 13.01(b), transfer taxes and the fees and expenses of the Distribution Agent and of all counsel, accountants and financial and other advisors), (b) all costs and expenses incurred by L-3 and its subsidiaries prior to the Distribution Date in connection with the preparation, execution, delivery and implementation of this Agreement and the Ancillary Agreements and (c) all legal, filing, accounting, printing and other expenses incurred by L-3 and its subsidiaries prior to the Distribution Date in connection with the preparation, printing and filing of the Form 10 and the Information Statement; and

(b) Except as specifically provided in this Agreement or any Ancillary Agreement, Spinco shall pay (a) all costs and expenses incurred by a member of the Spinco Group after the Distribution Date in connection with the spin-off and the transactions contemplated by this Agreement (including, without limitation, the transfer taxes and the fees and expenses of the Distribution Agent and of all counsel, accountants and financial and other advisors), (b) all costs and expenses incurred by a member of the Spinco Group after the Distribution Date in connection with the preparation, execution, delivery and implementation of this Agreement and the Ancillary Agreements and (c) all legal, filing, accounting, printing and other expenses incurred by a member of the Spinco Group after the Distribution Date in connection with the preparation, printing and filing of the Form 10 and the Information Statement.

Section 13.02 Notices. All notices and communications under this Agreement shall be in writing and shall be deemed to have been given (a) when received, if such notice or communication is delivered by facsimile, hand delivery or overnight courier, and (b) three Business Days after mailing if such notice or communication is sent by United States registered or certified mail, return receipt requested, first class postage prepaid. All notices and communications, to be effective, must be properly addressed to the party to whom the same is directed at its address as follows:

If to L-3, to:

L-3 Communications Holdings, Inc.

600 Third Avenue

New York, New York 10016

Attention: Steven M. Post, General Counsel

Fax: (212) 805-5306

If to Spinco, to:

Engility Holdings, Inc.

3750 Centerview Drive

Chantilly, Virginia 20151

Attention: Tom Miiller, General Counsel

Fax: (703) 708-5703

Either Party may, by written notice delivered to the other Party in accordance with this Section 13.02, change the address to which delivery of any notice shall thereafter be made.

Section 13.03 Amendment and Waiver. This Agreement may not be altered or amended, nor may any rights hereunder be waived, except by an instrument in writing executed by the Party or Parties to be charged with such amendment or waiver. No waiver of any terms, provision or condition of or failure to exercise or delay in exercising any rights or remedies under this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, provision, condition, right or remedy or as a waiver of any other term, provision or condition of this Agreement.

Section 13.04 Entire Agreement. This Agreement, together with the Ancillary Agreements, constitutes the entire understanding of the Parties hereto with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter. To the extent that the provisions of this Agreement are inconsistent with the provisions of any Ancillary Agreement with respect to the subject matter thereof, the provisions of such Ancillary Agreement shall prevail to the extent of the inconsistency.

Section 13.05 Consolidation, Merger, Etc.; Parties in Interest; Termination.

(a) Neither Party (referred to in this Section 13.05(a) as a “Transferring Party”) shall consolidate with or merge into any other entity or convey, transfer or lease all or any substantial portion of its properties and Assets to any entity, unless, in each case, the other party to such transaction expressly assumes, by a written agreement, all of the Liabilities of the Transferring Party under this Agreement and the Ancillary Agreements and the due and punctual performance or observance of every agreement, obligation and covenant of this Agreement and Ancillary Agreements on the part of the Transferring Party to be performed or observed.

(b) Neither of the Parties may assign its rights or delegate any of its duties under this Agreement without the prior written consent of the other Party. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto and their respective successors and permitted assigns. Nothing contained in this Agreement, express or implied, is intended to confer any benefits, rights or remedies upon any Person other than members of the L-3 Group and the Spinco Group and the L-3 Indemnitees and Spinco Indemnitees under Article VI hereof.

(c) This Agreement (including Article VI hereof) may be terminated and the Distribution may be amended, modified or abandoned at any time prior to the Distribution by and in the sole discretion of L-3 without the approval of Spinco or the shareholders of L-3. In the event of such termination, neither Party shall have any liability of any kind arising from such termination to the other Party or any other Person. After the Distribution, this Agreement may not be terminated except by an agreement in writing signed by the Parties; provided, however, that Article VI shall not be terminated or amended after the Distribution in respect of any L-3 Indemnitee or Spinco Indemnitee without the consent of such Person.

Section 13.06 Further Assurances and Consents. In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties hereto will use commercially reasonable efforts to (a) execute and deliver such further instruments and documents and take such other actions as any other Party may reasonably request in order to effectuate the purposes of this Agreement and to carry out the terms hereof and (b) take, or cause to be taken, all actions, and do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations and agreements or otherwise to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using commercially reasonable efforts to obtain any consents and approvals, make any filings and applications and remove any liens, claims, equity or other encumbrance on an Asset of the other Party necessary or desirable in order to consummate the transactions contemplated by this Agreement; provided, that no Party shall be obligated to pay any consideration therefor (except for filing fees and other similar charges) to any third-party from whom such consents, approvals and amendments are requested or to take any action or omit to take any action if the taking of or the omission to take such action would be unreasonably burdensome to the Party or its Group or the business thereof.

Section 13.07 Severability. In the event that any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and the Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 13.08 Governing Law; Jurisdiction. This Agreement shall be construed in accordance with, and governed by, the laws of the State of New York, without regard to the conflicts of law rules of such state. Each of the Parties (a) consents to submit itself to the personal jurisdiction of the courts of the State of New York or any federal court with subject matter jurisdiction located in the Southern District of New York (and any appeals court therefrom) in the event any dispute arises out of this Agreement or any Ancillary Agreement or any transaction contemplated hereby or thereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any Ancillary Agreement or any transaction contemplated hereby or thereby in any court other than such courts.

Section 13.09 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.09.

Section 13.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same Agreement.

Section 13.11 Third Party Beneficiaries. Except as provided in Article VI and except as specifically provided in any Ancillary Agreement, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third-parties any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

Section 13.12 Specific Performance. The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to provisional or temporary injunctive relief in accordance therewith in any court of the United States, this being in addition to any other remedy or relief to which they may be entitled.

Section 13.13 Limitations of Liability. Notwithstanding anything in this Agreement to the contrary, no Indemnifying Party shall be liable to an Indemnified Party for any special, indirect, punitive, consequential, exemplary, statutorily-enhanced or similar damages in excess of compensatory damages (provided that any such liability with respect to a Third Party Claim shall be considered direct damages) arising in connection with the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 13.14 Force Majeure. No Party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (a) notify the other Party of the nature and extent of any such Force Majeure condition and (b) use reasonable best efforts to remove any such causes and resume performance under this Agreement as soon as reasonably practicable.

Section 13.15 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

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IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the day and year first above written.

L-3 COMMUNICATIONS HOLDINGS, INC.

By:	/s/ Steven M. Post
Name: Steven M. Post
Title: Senior Vice President

ENGILITY HOLDINGS, INC.

By:	/s/ Thomas O. Miiller
Name: Thomas O. Miiller
Title: Senior Vice President, General Counsel and Corporate Secretary

[Signature Page to Engility Distribution Agreement]